Exhibit 10.2

DEAL PUBLISHED CUSIP: 96949FAK4

REVOLVER PUBLISHED CUSIP: 96949FAL2

364-DAY CREDIT AGREEMENT

among

WILLIAMS-SONOMA, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Agent,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

KEYBANK NATIONAL ASSOCIATION

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Syndication Agents,

and

the other Lenders party hereto,

dated as of

May 11, 2020

BOFA SECURITIES, INC.,

as Sole Lead Arranger and Joint Bookrunner

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

KEYBANC CAPITAL MARKETS INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Bookrunners

i

INDEX TO EXHIBITS

EXHIBIT A	Form of Committed Note
EXHIBIT B	[Reserved]
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Notice of Borrowings, Conversions, Continuations or Prepayments
EXHIBIT G	Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule 2.1	Commitments and Commitment Percentages
Schedule 15.12	Addresses for Notices

v

364-DAY CREDIT AGREEMENT

THIS 364-DAY CREDIT AGREEMENT (this “Agreement”), dated as of May 11, 2020, is among WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”), each of the banks or other lending institutions which is (or which may from time to time become) a party hereto or any successor or assignee thereof pursuant to Section 15.7(b) (individually, a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in its capacity as administrative agent, together with its successors in such capacity, the “Agent”).

R E C I T A L S:

A. The Borrower has requested that the Lenders make loans available to the Borrower.

B. The Lenders have agreed to make such loans to the Borrower upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Libor Loans” has the meaning specified in Section 6.5.

“Affected Loans” has the meaning specified in Section 6.4.

“Affiliate” means, with respect to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise; provided, however, in no event shall the Agent or any Lender be deemed an Affiliate of the Borrower or any Subsidiary of the Borrower.

“Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Agent-Related Persons” means the Agent (including any successor administrative agent), each of the Agent’s Affiliates (including, in the case of Bank of America in its capacity as the Agent, BofA Securities, Inc.) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement, as the same may be amended, restated or otherwise modified in accordance with the terms hereof.

“Aggregate Revolving Commitments” means the Revolving Commitments of all of the Lenders. As of the Closing Date, the Aggregate Revolving Commitments are two hundred million US Dollars ($200,000,000).

“Applicable Lending Office” means, with respect to any currency, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender or domestic or foreign branch of such Lender or Affiliate) designated for such Type of Loan in such Lender’s Administrative Questionnaire (or, with respect to a Lender that becomes a party to this Agreement pursuant to an assignment made in accordance with Section 15.7(b), in the Assignment and Acceptance executed by it) with respect to such currency or such other office of such Lender (or an Affiliate of such Lender) with respect to such currency as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which advances of such Type of Loan are to be made and maintained.

“Applicable Rate” has the meaning specified in Section 4.1.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc., in its capacity as sole lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.7(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit C or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Bankruptcy Code” has the meaning specified in Section 13.1(e).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Libor Base Rate plus 1.00%, subject to the interest rate floors set forth therein. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Base Rate Loan” means any Loan that bears interest at a rate based upon the Base Rate.

“Base Rate Margin” has the meaning specified in Section 4.2.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bond Hedge Transactions” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Convertible Debt and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Applicable Lending Office with respect to Obligations denominated in US Dollars is located and, if such day relates to any interest rate settings as to a Libor Loan, any fundings, disbursements, settlements and payments in respect of any such Libor Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Libor Loan, means any London Banking Day.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities or other equivalent evidences (however designated) of ownership or any options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company or other type of entity), provided, that in no event shall the term “Capital Stock” include Convertible Debt, or other debt securities that are or by their terms may be convertible or exchangeable into or for Capital Stock, or Warrant Transactions, in each case, prior to settlement of conversion, exchange or exercise, as applicable.

“Change of Control” means, with respect to any Person, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the Voting Stock of such Person; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and clause (ii) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means May 11, 2020.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Notes” means the promissory notes provided for by Section 2.2 and all amendments, restatements or other modifications thereof.

“Commitment” means, as to each Lender, such Lender’s Revolving Commitment.

“Commitment Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 13.2 or if the Aggregate Revolving Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Commitment Percentages shall be subject to adjustment as provided in Section 5.10.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate in substantially the form of Exhibit D, properly completed and executed by the chief financial officer or Treasurer of the Borrower.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 4.5, from one Interest Period to the next Interest Period of a Libor Loan as a Libor Loan.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 4.5 or Article 6 of Loans of one Type into Loans of the other Type.

“Convertible Debt” means, any Debt of the Borrower that is convertible into, or exchangeable for, common stock in the Borrower (or other securities and/or property that such Debt is convertible or exchangeable into in accordance with the terms thereof), cash (such amount of cash determined by reference to the price of such common stock, or such other securities and/or property), or any combination of any of the foregoing, and cash in lieu of fractional shares of common stock.

“Covenant Restriction Period” means the period commencing on the Closing Date and ending on the date on which the Borrower has requested to the Agent, in writing, that the Covenant Restriction Period terminate; provided that at such time, (i) no Default exists, and (ii) the Borrower has delivered a Compliance Certificate for the most recently-ended Fiscal Quarter ending on or about July 31, 2020 or later which demonstrates that the Leverage Ratio for such Fiscal Quarter did not exceed 3.50 to 1.0.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified in Section 15.33.

“Debt” means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) Guarantees by such Person of indebtedness, liabilities or obligations of the kinds described in clauses (a), (b), (c), (f), (g), (i) and (j) of this definition; (f) all indebtedness, liabilities and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Agent in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (h) all vested obligations of such Person for the payment of money under any earn-out or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (i) all indebtedness, liabilities and obligations of such Person under any Hedge Agreement (valued at the net amount of obligations thereunder); and (j) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under any Loan Document, a rate per annum equal to the sum of two percent (2.00%), plus the Applicable Rate for Base Rate Loans as in effect from time to time (provided that for amounts outstanding as Libor Loans, the “Default Rate” for such principal shall be two percent (2.00%), plus the Applicable Rate for Libor Loans for the remainder of the applicable Interest Period as provided in Section 4.1, and, thereafter, the rate provided for above in this definition).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 5.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.10(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States, other than any such Subsidiary substantially all of the assets of which consist of Capital Stock of one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.

“EBITDAR” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries, without duplication, on a consolidated basis for such period:

(a) Net Income; plus

(b) any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income; plus

(c) Interest Expense to the extent included in the determination of Net Income; plus

(d) amortization and depreciation expense to the extent included in the determination of Net Income; plus

(e) expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income; plus

(f) other non-cash, non-recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets); plus

(g) all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus

(h) non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed $75,000,000 in the aggregate during the term of this Agreement, to the extent included in the determination of Net Income, minus

(i) other non-recurring gains to the extent included in the determination of Net Income.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 15.7(b)(iii)).

“Environmental Laws” means any and all federal, state and local laws, regulations and requirements regulating health, safety or the environment.

“Environmental Liabilities” means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability or criminal or civil statute, including any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Subsidiary of the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any Subsidiary of the Borrower.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Libor Rate for each outstanding Libor Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 13.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 15.30 and any comparable provision of the applicable Guaranty and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a “master agreement” governing more than one Hedge Agreement, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Hedge Agreements for which such Guaranty or security interest is or becomes illegal.

“Existing Agreement” means that certain Seventh Amendment and Restated Credit Agreement, dated as of January 8, 2018, by and among the Borrower, the lenders from time to time party thereto, and Bank of America, as administrative agent (as amended or modified from time to time).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the certain letter agreement dated as of April 30, 2020 among the Borrower, BofA Securities, Inc. and Bank of America.

“Fiscal Period” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one calendar month in duration. There are twelve (12) Fiscal Periods in a Fiscal Year.

“Fiscal Quarters” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the Borrower’s fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current (as of the date hereof) Fiscal Year of the Borrower will end on January 31, 2021.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person (the “subject Person”) at any time (without duplication): (a) Debt described in clauses (a), (b), (c), (d), (f) and (g) of the definition of Debt, other than Debt consisting of Undrawn Letters of Credit, and (b) Guarantees by the subject Person of Funded Debt (as described in clause (a) preceding) of any other Person.

“GAAP” means generally accepted accounting principles, applied on a “consistent basis” (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means any nation or government, any federal, state, county, municipal, parish, provincial, township or other political subdivision thereof, and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any indebtedness, liability or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person or indemnifying such other Person for any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner to the obligee of such Debt the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as mutually determined by the Borrower and the Agent in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Domestic Subsidiary of the Borrower who is a party to the Subsidiary Guaranty pursuant to the terms of Article 7.

“Guaranty” means the Subsidiary Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Agent, for the benefit of the Agent and the Lenders, and any and all amendments, restatements or other modifications thereof, and “Guaranties” means all of such agreements, collectively.

“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent or material which is or becomes listed, regulated or addressed under any Environmental Law as a result of its hazardous or toxic nature.

“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements, forward rate currency or interest rate options and commodity hedging, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing. Notwithstanding anything to the contrary in the foregoing, neither any Bond Hedge Transaction nor any Warrant Transaction shall be a Hedge Agreement.

“Indemnified Liabilities” has the meaning specified in Section 15.2.

“Indemnitees” has the meaning specified in Section 15.2.

“Interest and Rent Coverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) EBITDAR to (b) the sum of (i) Interest Expense for such period plus (ii) rent expense for any real Property for such period.

“Interest Expense” means, for any period and for any Person, the sum of (a) interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus (b) interest expenses paid under Hedge Agreements during such period minus (c) interest payments received under Hedge Agreements during such period.

“Interest Period” means, as to each Libor Loan, the period commencing on the date such Loan is disbursed or Converted to or Continued as a Libor Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing, Conversion or Continuation; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date;

(d) no more than ten (10) Interest Periods shall be in effect at the same time; and

(e) no Interest Period for any Libor Loan shall have a duration of less than one (1) week and, if the Interest Period would otherwise be a shorter period, the related Libor Loan shall not be available hereunder.

“Investments” has the meaning specified in Section 11.5.

“Joinder Agreement” means an agreement to be executed by a Person pursuant to the terms of Section 7.2, in substantially the form of Exhibit G.

“Lender” has the meaning specified in the introductory paragraph of this Agreement.

“Leverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) Total Adjusted Funded Debt to (b) EBITDAR.

“Libor Base Rate” means

(a) with respect to any Interest Period, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for US Dollars for a period equal in length to such Interest Period) (“Libor”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m. (London time), two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to Libor, at or about 11:00 a.m., London time determined two Business Days prior to such date for US Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent and (ii) if the Libor Rate shall be less than 0.75%, such rate shall be deemed 0.75% for purposes of this Agreement.

“Libor Loan” means any Loan that bears interest at a rate based upon clause (a) of the definition of Libor Base Rate.

“Libor Rate” means for any Interest Period with respect to any Libor Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Libor Base Rate for such Libor Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Libor Loan for such Interest Period.

“Libor Rate Margin” has the meaning specified in Section 4.2.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, the Disclosure Letter, any Joinder Agreement, the Fee Letter, and any and all amendments, modifications, supplements, renewals, extensions or restatements thereof.

“Loan Parties” means the Borrower and the Guarantors, and “Loan Party” means any one of them.

“London Banking Day” means any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Margin Adjustment Date” has the meaning specified in Section 4.2.

“Material Adverse Effect” means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, performance or operations of the Borrower individually or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower individually or the Borrower and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due or (c) the validity or enforceability of (i) any of the Loan Documents or (ii) the rights and remedies of the Agent or the Lenders under any of the Loan Documents.

“Maturity Date” means the date that is 364 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 15.11.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate at any time within the six (6) year period preceding the date hereof or hereafter and which is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding the income of any other Person (other than Subsidiaries) in which such Person or any Subsidiary of such Person has an ownership interest, unless received by such Person or a Subsidiary of such Person in a cash distribution.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” means the Committed Notes.

“Obligations” means any and all (a) obligations, indebtedness and liabilities of the Borrower to the Agent and the Lenders, or any of them, arising pursuant to this Agreement or any other Loan Document or otherwise with respect to any Loan, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including the obligation of the Borrower to repay the Loans, interest on the Loans and all fees, costs and expenses (including Attorney Costs) provided for in the Loan Documents, (b) indebtedness, liabilities and obligations of the Borrower under any Hedge Agreement that the Borrower may enter into with the Agent, any Lender or any of their respective Affiliates if and to the extent that such Hedge Agreement is permitted in accordance with Section 11.1(i) (provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party) and (c) obligations under any Treasury Management Agreement between any Loan Party and the Agent, any Lender or any of their respective Affiliates.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” has the meaning specified in Section 6.6(b).

“Outstanding Amount” means with respect to any Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 15.7(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Permit” means any permit, certificate, approval order, license or other authorization.

“Permitted Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of Property which constitutes a significant or material portion of an existing business of a Person, in each case, in a transaction that satisfies each of the following requirements:

(a) No Default; Pro Forma Compliance. Both before and after giving effect to such acquisition and any Loans requested to be made in connection therewith, (i) no Default exists or will exist or would result therefrom, and (ii) in the case of any such Acquisition involving aggregate consideration of $20,000,000 or more, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such acquisition;

(b) Structure. If the proposed acquisition is an acquisition of the Capital Stock of a Target, the acquisition will be structured so that the Target will become a Wholly-Owned Subsidiary; if the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Wholly-Owned Subsidiary shall acquire such assets; and, if the proposed acquisition is the acquisition of a Person, the Board of Directors of such Person has approved such acquisition;

(c) Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with any such acquisition, assume or incur any contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; and

(d) Lines of Business. The Target shall be engaged in substantially the same line or lines of business, or a business reasonably related or complementary thereto, as the Borrower and its Subsidiaries.

“Permitted Liens” means the Liens permitted by Section 11.2.

“Permitted Sale-Leaseback” means a transaction designed to reduce state tax liability whereby the Borrower or one of its Subsidiaries sells Property to another Person which finances the purchase price of such Property by selling notes to, or otherwise borrowing from, the Borrower or one of its Subsidiaries and leases such Property to the seller in an operating lease transaction.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.

“Plan” means any employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA.

“Platform” has the meaning specified in Section 10.1.

“Principal Office” – see Schedule 15.12.

“Prohibited Transaction” means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.

“Property” means, for any Person, property or assets of all kinds, real, personal or mixed, tangible or intangible (including all rights relating thereto), whether owned or acquired on or after the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 10.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 15.33.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year, the first of which shall be June 30, 2020.

“Register” has the meaning specified in Section 15.7(c).

“Regulation D” means Regulation D of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulation U” means Regulation U of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulatory Change” means, with respect to any Lender, the occurrence after the Closing Date of any of the following: (a) any change (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) in U.S. federal, state or foreign laws, rules, regulations, directives, guidelines, decisions or treaties (including Regulation D); (b) the adoption, taking effect or making of any guideline, law, rule, regulation, decision, directive or request (other than with respect to taxes excluded by the first sentence of

Section 6.6(a)) applying to a class of lenders including such Lender of or under any U.S. federal or state or any foreign laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; or (c) any change in the administration, interpretation or application of any law, rule, regulation, directive, guideline, decision or treaty (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including the migration of Hazardous Materials through or in the air, soil, surface water, ground water or property, in violation of Environmental Laws.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace Libor in loan agreements similar to this Agreement.

“Remedial Action” means all actions required under applicable Environmental Laws to (a) clean up, remove, treat or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that “Remedial Action” shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” means Lenders having more than fifty percent (50.0%) of the aggregate unused Commitments and Total Outstandings; provided, however, that the unused Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower and, solely for purposes of notices given pursuant to Articles III and V, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revolving Commitment” means, as to each Lender, the obligation of such Lender to make Revolving Loans pursuant to Section 2.1(a) in an aggregate principal amount at any one time outstanding up to but not exceeding the US Dollar amount set forth opposite the name of such Lender on Schedule 2.1 (or if applicable, the most recent Assignment and Acceptance executed by such Lender) under the heading “Revolving Commitment,” as the same may be reduced or terminated pursuant to Section 2.5 or Section 13.2.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any economic, financial or trade sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Screen Rate” means the Libor quote on the applicable screen page the Agent designates to determine Libor (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness for borrowed money, secured or unsecured.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, (a) when used to determine the relationship of a Person (the “parent”) to another Person, a Person (the “subsidiary”) of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (i) if the holders of such Capital Stock (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency or (ii) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest and (b) when used with respect to a Plan, ERISA or a provision of the Code pertaining to employee benefit plans, means, with respect to the parent, any corporation, trade or business (whether or not incorporated) which is under common control with the parent and is treated as a single employer with the parent under Section 414(b) or Section 414(c) of the Code and the regulations thereunder.

“Subsidiary Guarantor” means a Domestic Subsidiary of the Borrower which is a Guarantor hereunder.

“Subsidiary Guaranty” means a guaranty agreement executed and delivered by a Subsidiary of the Borrower in favor of the Agent, for the benefit of the Agent and the Lenders, in substantially the form of Exhibit E, as such guaranty agreement may be amended, restated or otherwise modified from time to time.

“Successor Rate Conforming Changes” means, with respect to any Successor Rate, any conforming changes to the definition of Base Rate, the definition of Interest Period, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent, to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Successor Rate exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Supported QFC” has the meaning specified in Section 15.33.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tangible Net Worth” means the Borrower’s (a) consolidated shareholders’ equity (including Capital Stock, additional paid-in capital and retained earnings) minus (b) all consolidated intangible assets, each as determined in accordance with GAAP.

“Target” means the Person who is to be acquired or whose assets are to be acquired by the Borrower or a Wholly Owned Subsidiary in connection with a Permitted Acquisition.

“Taxes” has the meaning specified in Section 6.6.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“Termination Event” means (a) a Reportable Event, (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Plan.

“Total Adjusted Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, (a) the average outstanding principal balance of all Funded Debt of such Persons as of the end of each of the immediately preceding twelve (12) Fiscal Periods, plus (b) without duplication, all lease and rent expense for any real Property for the preceding four (4) Fiscal Quarters multiplied by six (6).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means any type of Loan (i.e., a Base Rate Loan or a Libor Loan).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Undrawn Letter of Credit” means any outstanding commercial or documentary, or stand-by letter of credit issued for the account of the Borrower or any Subsidiary of the Borrower under which (a) a drawing for payment has not been made by the beneficiary, (b) a drawing for payment has been made by the beneficiary and was timely paid by the Borrower or such Subsidiary in accordance with the terms thereof and a balance remains undrawn pursuant to the terms thereof or (c) a drawing has been made and remains unpaid by the Borrower or such Subsidiary and such drawing has been outstanding for a period not in excess of three (3) Business Days.

“Unfunded Vested Accrued Benefits” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Unused Fee Rate” has the meaning specified in Section 4.2.

“U.S.” or “United States” means the United States of America.

“U.S. Special Resolution Regimes” has the meaning specified in Section 15.33.

“US Dollars” and “$” mean lawful money of the U.S.

“Voting Stock” means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith).

“Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is owned 100% (excluding any directors’ qualifying shares required by law) by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “hereof’, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit, Section and Schedule references pertain to Articles, Exhibits, Sections and Schedules of this Agreement.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(e) Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

(f) Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

Section 1.3 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Lenders hereunder shall be prepared, in accordance with GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenant herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, change the manner in which either the last day of its Fiscal Year or the last day of each of the first three Fiscal Quarters of its Fiscal Year is determined without the prior written consent of the Required Lenders. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

Section 1.4 Time of Day. Unless otherwise indicated, all references in this Agreement to times of day shall be references to San Francisco, California time.

Section 1.5 [Reserved].

Section 1.6 [Reserved].

Section 1.7 [Reserved].

Section 1.8 [Reserved].

Section 1.9 Covenant Acquisition/Disposition Adjustments.

(a) Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of the consummation of a Permitted Acquisition involving aggregate consideration of $20,000,000 or more, the EBITDAR of such acquired Person or line of business (such EBITDAR to be formulated on the basis of the definition of EBITDAR set forth herein) shall be included in the determination of EBITDAR, as if the Permitted Acquisition had been consummated on the first day of any such period of measurement (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).

(b) Covenant Disposition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of any disposition of a Subsidiary or line of business involving aggregate consideration of $20,000,000 or more, as applicable, EBITDAR shall be determined on a historical pro forma basis to exclude the results of operations of such Subsidiary or line of business, as applicable, so disposed (including pro forma adjustments arising out of events which are directly attributable to such disposition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).

ARTICLE 2

CREDIT FACILITY

Section 2.1 Commitments; Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such Loan, a “Revolving Loan”) to the Borrower in US Dollars from time to time, subject to the provisions of Section 2.4, from the Closing Date to the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Lender’s Revolving Commitment as then in effect; provided, however, (i) the aggregate Outstanding Amount of the Revolving Loans of such Lender shall not at any time exceed such Lender’s Revolving Commitment and (ii) the Total Outstandings shall not at any time exceed the Aggregate Revolving Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans hereunder. Revolving Loans may be Base Rate Loans or Libor Loans. Until the Maturity Date, the Borrower may Continue Libor Loans or Convert Revolving Loans of one Type into Revolving Loans of another Type. Each Type of Revolving Loan advanced by each Lender shall be established and maintained at such Lender’s Applicable Lending Office for such Type of Revolving Loan.

(b) [Reserved].

Section 2.2 Notes. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note, in substantially the form of Exhibit A (a “Committed Note”).

Section 2.3 Repayment of Loans. The Borrower shall pay to the Agent, for the account of the Lenders, (i) the prepayments of Loans required pursuant to Section 5.4(a) and (ii) the outstanding principal amount of the Revolving Loans on the applicable Maturity Date.

Section 2.4 Use of Proceeds. Subject to the terms of this Agreement, the proceeds of the Loans shall be used by the Borrower for general corporate purposes, including to finance working capital requirements and capital expenditures of the Borrower and its Subsidiaries.

Section 2.5 Termination or Reduction of Commitments. The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Aggregate Revolving Commitments at any time and from time to time, provided that: (a) the Borrower shall give the Agent at least three (3) Business Days’ written notice of each such termination or reduction as provided in Section 5.3; and (b) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 or any multiple of $5,000,000 in excess thereof. No Commitments may be reinstated after they have been terminated or reduced.

Section 2.6 [Reserved].

Section 2.7 [Reserved].

ARTICLE 3

[RESERVED]

ARTICLE 4

INTEREST AND FEES

Section 4.1 Interest Rate. The Borrower shall pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date of the advance of such Loan to the date such Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term “Applicable Rate” means:

(a) with respect to any Base Rate Loan, the Base Rate, plus the Base Rate Margin applicable to such Loan; and

(b) with respect to any Libor Loan, the Libor Rate, plus the Libor Rate Margin applicable to such Loan.

Section 4.2 Determinations of Margins and Unused Fee Rate. From the Closing Date to the first Margin Adjustment Date, the margins identified in Section 4.1 shall be as follows: (a) the margin of interest payable with respect to Base Rate Loans (the “Base Rate Margin”) shall be 1.250% in respect of Revolving Loans; and (b) the margin of interest payable with respect to Libor Loans (the “Libor Rate Margin”) shall be 2.250% in respect of Revolving Loans. From the Closing Date until the first Margin Adjustment Date, the percentage used to determine fees payable under Section 4.6 (the “Unused Fee Rate”) shall be 0.400%. Upon delivery of the Compliance Certificate required pursuant to Section 10.1(c) after the end of each Fiscal Quarter commencing with such certificate delivered for the Fiscal Quarter ending July 31, 2020, the Unused Fee Rate, the Base Rate Margin and the Libor Rate Margin shall automatically be adjusted to the fee or rate, as applicable, corresponding to the Leverage Ratio (determined for the preceding twelve (12) Fiscal Periods then ending) of the Borrower set forth in the following table, such automatic adjustment to take effect as of the first day of the calendar month following the date on which such Compliance Certificate is delivered (the “Margin Adjustment Date”).

PRICING LEVEL	LEVERAGE RATIO	UNUSED FEE RATE	LIBOR RATE MARGIN (REVOLVING LOANS)	BASE RATE MARGIN (REVOLVING LOANS)
1	Greater than or equal to 4.00 to 1.00	0.450%	2.500%	1.500%
2	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	0.400%	2.250%	1.250%
3	Greater than or equal to 2.00 to 1.00 but less than 3.00 to 1.00	0.350%	2.000%	1.000%
4	Less than 2.00 to 1.00	0.300%	1.750%	0.750%

If the Borrower fails to deliver such Compliance Certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): the Libor Rate Margin (for Interest Periods commencing after the applicable Margin Adjustment Date), the Base Rate Margin and the Unused Fee Rate shall each automatically be adjusted to the highest pricing level in the preceding table per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced Compliance Certificate is due and shall remain in effect until otherwise adjusted on the date such Compliance Certificate is actually received in accordance herewith.

Section 4.3 Payment Dates. Accrued interest on the Loans shall be due and payable as follows: (a) in the case of Base Rate Loans, on each Quarterly Payment Date and on the Maturity Date; and (b) in the case of Libor Loans, (i) on the last day of the Interest Period with respect thereto, (ii) in the case of an Interest Period greater than three (3) months, at three (3) month intervals after the first day of such Interest Period and (iii) on the Maturity Date.

Section 4.4 Default Interest. Notwithstanding anything to the contrary contained in this Agreement, during the existence of an Event of Default, the Borrower will pay to the Agent for the account of each Lender interest at the applicable Default Rate on any principal of each Loan made by such Lender and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Lender.

Section 4.5 Conversions and Continuations of Loans. Subject to Section 5.2, with respect to Loans, the Borrower shall have the right from time to time to Convert Base Rate Loans or Libor Loans into Loans of the other Type or to Continue Libor Loans in existence as Libor Loans, provided that: (i) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, a Libor Loan may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made without the consent of the Agent and the Required Lenders at any time during the existence of a Default.

Section 4.6 Unused Commitment Fee. For the period from the Closing Date to the Maturity Date, the Borrower agrees to pay to the Agent for the account of each Lender, pro rata according to its Commitment Percentage, an unused commitment fee equal to the per annum Unused Fee Rate (determined according to the provisions of Section 4.2) multiplied by the actual daily amount by which the Aggregate Revolving Commitments exceeds the Outstanding Amount of Revolving Loans, subject to Section 5.10. Accrued unused commitment fees under this Section shall be payable in arrears on each Quarterly Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. If there is any change in the Unused Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Unused Fee Rate separately for each period during such quarter that such Unused Fee Rate was in effect.

Section 4.7 Administrative Fee. The Borrower agrees to pay to the Agent on the Closing Date and on each anniversary thereof the administrative fee described in the Fee Letter.

Section 4.8 [Reserved].

Section 4.9 Computations; Retroactive Adjustment of Applicable Rate.

(a) Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable unless such calculation would result in a rate that exceeds the Maximum Rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding anything to the contrary contained in this Section, interest payable by the Borrower hereunder and under the other Loan Documents with respect to Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 4.4 or under Article 13.

ARTICLE 5

ADMINISTRATIVE MATTERS

Section 5.1 Borrowing Procedure.

(a) Revolving Loans. The Borrower shall give the Agent, and the Agent will give the Lenders, notice of each borrowing of Revolving Loans in accordance with Section 5.3. Not later than 10:00 a.m. on the date specified for each such borrowing, each Lender will make available its Loan to be advanced by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amounts received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by 1:00 p.m. at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (i) a bank account of the Borrower designated by the Borrower in writing or (ii) a Person or Persons designated by the Borrower in writing.

(b) [Reserved].

Section 5.2 Minimum Amounts. Each borrowing of Loans shall be in an amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Except for Conversions and prepayments pursuant to Section 5.4(a) and Article 6, each Conversion and prepayment of principal of Loans shall be in an amount equal to the minimum amounts set forth in the preceding sentence. Notwithstanding the foregoing, each borrowing or Continuation of Libor Loans and each Conversion of amounts outstanding as Base Rate Loans to Libor Loans shall be in an amount equal to the minimum amounts set forth for borrowings in this Section.

Section 5.3 Certain Notices.

(a) Notices by the Borrower to the Agent of terminations or reductions of Commitments, of borrowings, Conversions, Continuations and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent not later than 10:00 a.m. on the Business Day prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment as specified below:

Notice	Number of Business Days Prior
Borrowing of Revolving Loans as Base Rate Loans	1
Borrowing of Revolving Loans as Libor Loans denominated	3
Conversions or Continuations of Revolving Loans and termination or reduction of Commitments	3
Prepayment of Revolving Loans which are Base Rate Loans	1
Prepayment of Revolving Loans which are Libor Loans	3
Terminations or reductions of Commitments	3

Any notices of the type described in this Section which are received by the Agent after the applicable time set forth above on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction shall be in writing and shall specify the amount of the Aggregate Revolving Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall be in the form of Exhibit F or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission systems as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of the Borrower, and shall specify: (i) the amount of the Loans to be borrowed or prepaid or the Loans to be Converted or Continued; (ii) the amount (subject to Section 5.2) to be borrowed, Converted, Continued or prepaid; (iii) in the case of a Conversion, the Type of Loan to result from such Conversion; (iv) in the case of a borrowing, the Type of Loan requested and the amount thereof; (v) [reserved]; (vi) in the event a Libor Loan is selected, the duration of the Interest Period therefor; and (vii) the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).

(b) The Agent shall notify the affected Lenders of the contents of each such notice on the date of its receipt of the same or, if received after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Loan applicable to a borrowing of a Loan, or the duration of any Interest Period for any Libor Loan, within the time period and otherwise as provided in this Section, such Loan (if outstanding as a Libor Loan) will be automatically Converted into a Base Rate Loan on the last day of the Interest Period for such Libor Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. The Borrower may not borrow any Libor Loan, Convert any Base Rate Loan into a Libor Loan or Continue any Libor Loan as a Libor Loan if the Applicable Rate for such Libor Loan would exceed the Maximum Rate.

(c) Except as otherwise provided herein, a Libor Loan may be continued or converted only on the last day of an Interest Period for such Libor Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Libor Loans without the consent of the Required Lenders.

Section 5.4 Prepayments.

(a) Mandatory.

(i) Overadvance. If for any reason the Total Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall, within one Business Day after the occurrence thereof, prepay Revolving Loans.

(ii) [Reserved].

(iii) Debt Incurrence. Promptly, but in any event within three (3) Business Days following the receipt by any Loan Party or any Subsidiary of the net cash proceeds from the issuance or incurrence after the Closing Date of secured or unsecured debt markets Debt pursuant to Section 11.1(m) or 11.1(n) (but excluding any proceeds from the issuance of Convertible Debt), the Borrower shall prepay outstanding Revolving Loans in an aggregate amount equal to 100% of such net cash proceeds and the Aggregate Revolving Commitments shall be automatically and permanently reduced by the amount of such net cash proceeds.

(b) Optional. Subject to Section 5.2 and the provisions of this clause (b), the Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in Section 5.3, prepay or repay Loans in full or in part. Libor Loans may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless the Borrower pays to the Agent, for the account of the applicable Lenders or Lender, any amounts due under Section 6.5 as a result of such prepayment or repayment.

Section 5.5 Method of Payment.

(a) General. Except as otherwise expressly provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Lender’s Applicable Lending Office in US Dollars and in immediately available funds by 11:00 a.m. on the date when due. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Agent after 11:00 a.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower under this Section shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Application of Payments. Unless the Agent expressly agrees otherwise, the Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default is in existence, the Agent shall apply such payment to outstanding Base Rate Loans prior to any application to any Libor Loans). Each payment received by the Agent under any Loan Document for the account of a Lender shall be paid to such Lender by 1:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account of such Lender’s Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest or fees, as the case may be.

Section 5.6 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each advance of Loans shall be made by the Lenders, each payment of unused commitment fees under Section 4.6, and each termination or reduction of the Aggregate Revolving Commitments shall be made, paid or applied (as applicable) pro rata according to the Lenders’ respective Commitment Percentages; (b) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Lenders holding Loans of such Type according to their respective Commitment Percentages; and (c) each payment and prepayment of principal of or interest on Loans by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of its Loans; provided that as long as no default in the payment of interest exists, payments of interest made when Lenders are holding different Types of Loans as a result of the application of Section 6.4 shall be made to the Lenders in accordance with the amount of interest owed to each. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

Section 5.7 Sharing of Payments. If a Lender shall obtain, on account of the Loans made by such Lender, any payment (whether voluntary, involuntary, by right of set-off or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, it shall promptly purchase from the other Lenders participations in the portions of the Loans made by them as shall be necessary to cause such purchasing Lender to share such excess payment pro rata with each of them. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in accordance with this Section may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of the Borrower. The provisions of this Section 5.7 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Section 5.8 Non-Receipt of Funds by the Agent.

(a) Funding by Lenders; Presumption by Agent. In the case of any borrowing of Loans, each Lender shall make its share of such borrowing available to the Agent in Same Day Funds at the Agent’s Applicable Lending Office not later than 1:00 p.m. Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Libor Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 5.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.

(b) Payments by Borrower; Presumption by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 15.2(b) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 15.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 15.2(b).

Section 5.9 [Reserved].

Section 5.10 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 15.10.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 13 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 13.4), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that

Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any unused commitment fee pursuant to Section 4.6 for any period during which that Lender is a Defaulting Lender.

(iv) [Reserved].

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that subject to Section 15.31 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 6

CHANGE IN CIRCUMSTANCES

Section 6.1 Increased Cost and Reduced Return.

(a) Increased Cost. If any Regulatory Change:

(i) shall subject any Lender (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Loan whose interest is determined by reference to the Libor Base Rate, its Note or its obligation to make any Loan whose interest is determined by reference to the Libor Base Rate available to the Borrower or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Loan whose interest is determined by reference to the Libor Base Rate (other than franchise taxes or taxes imposed on or measured by the net income of such Lender by the jurisdiction in which such Lender is organized, has its principal office or such Applicable Lending Office or is doing business);

(ii) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (other than the Eurocurrency Reserve Percentage utilized in the determination of the Libor Rate relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office), the applicable interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing or maintaining any Loan whose interest is determined by reference to the Libor Base Rate or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Loan whose interest is determined by reference to the Libor Base Rate, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 6.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or maintain any Loan whose interest is determined by reference to the Libor Base Rate, or to Convert Base Rate Loans into Libor Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Capital Adequacy. If, after the date hereof, any Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such company could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Claims Under this Section 6.1. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 6.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 6.2 Limitation on Libor Loans. If on or prior to the first day of any Interest Period for any Libor Loan:

(a) the Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Libor Base Rate for such Interest Period or (ii) deposits are not being offered to banks and the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Loan; or

(b) the Agent or the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Libor Base Rate will not adequately and fairly reflect the cost to the Lenders of funding Libor Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the amounts or periods, and so long as such condition remains in effect, (i) the Lenders shall be under no obligation to make additional Libor Loans available to the Borrower, Continue Libor Loans or to Convert Base Rate Loans into Libor Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Libor Loans, either prepay such Libor Loans or Convert such Libor Loans into Base Rate Loans in accordance with the terms of this Agreement and (ii) the utilization of the Libor Base Rate component in determining the Base Rate shall be suspended.

Section 6.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Libor Base Rate hereunder, then such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make or Continue Libor Loans in the affected currency or currencies or to Convert Base Rate Loans into Libor Loans shall be suspended until such time as such Lender may again make, maintain and fund Libor Loans (in which case the provisions of Section 6.4 shall be applicable). If such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate of which is determined by reference to the Libor Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Libor Base Rate component of the Base Rate until such time as such Lender may again make and maintain Base Rate Loans the interest rate of which is determined by reference to the Libor Base Rate.

Section 6.4 Treatment of Affected Loans. If the obligation of any Lender to make a particular Libor Loan available to the Borrower or to Continue or to Convert Base Rate Loans into, Libor Loans shall be suspended pursuant to Section 6.1 or Section 6.3 (Loans of such Type being herein called “Affected Loans”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Agent without reference to the Libor Base Rate component of the Base Rate) on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a Conversion required by Section 6.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Libor Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Libor Loans shall remain as Base Rate Loans.

With respect to outstanding Loans, if such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to the Conversion of such Lender’s Affected Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Libor Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.

Section 6.5 Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract, any customary administrative fees charged by the Lender in connection with the foregoing and any such amounts incurred in connection with syndication of this Agreement) incurred by it as a result of:

(a) any payment, prepayment or Conversion by the Borrower of a Libor Loan for any reason (including the acceleration of the Loans pursuant to Section 13.2) on a date other than the last day of the Interest Period for such Libor Loan;

(b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Article 8 to be satisfied) to borrow, Convert, Continue or prepay a Libor Loan on the date for such borrowing, Conversion, Continuation or prepayment specified in the relevant notice of borrowing, prepayment, Continuation or Conversion under this Agreement; or

(c) [Reserved].

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 6.5, each Lender shall be deemed to have funded each Libor Loan made by it at the Libor Base Rate used in determining the Libor Rate for such Libor Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Libor Loan was in fact so funded.

Notwithstanding the foregoing provisions of this Section 6.5, if at any time the mandatory prepayment of the Loans pursuant to Section 5.4(a) would result in the Borrower incurring breakage costs under this Section 6.5 as a result of Libor Loans being prepaid other than on the last day of an Interest Period applicable thereto (collectively, the “Affected Libor Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Libor Loans with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in amount to the amount of Affected Libor Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the Affected Libor Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of the Loans equal to the Affected Libor Loans not initially repaid pursuant to this sentence.

Section 6.6 Taxes.

(a) Withholding Taxes. (i) Except as otherwise provided in this Agreement, any and all payments by the Borrower or any Guarantor to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each Lender or the Agent (as applicable), taxes imposed on or measured by its income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized, located or doing business or any political subdivision thereof, and excluding in the case of any Foreign Lender taxes arising as a result of such Lender’s failure to comply with Section 15.21 (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any applicable laws (as determined in the good faith discretion of the Agent , the Borrower or any Guarantor, as applicable) require the deduction of withholding of any taxes from any payment made under any Loan Document, then the Agent, the Borrower or such Guarantor shall be entitled to make such deduction or withholding.

(ii) If the Agent, the Borrower or any Guarantor shall be required by the Code to withhold or deduct any taxes from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Taxes, the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 6.6) the applicable recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If the Agent, the Borrower or any Guarantor shall be required by laws other than the Code to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent (as applicable), (A) the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (B) the Agent, the Borrower or such Guarantor, as applicable, shall make such deductions, (C) the Agent, the Borrower or such Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (D) the Borrower or such Guarantor, as applicable, shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Stamp Taxes, Etc. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c) Tax Indemnification. THE BORROWER AGREES TO INDEMNIFY EACH LENDER AND THE AGENT-RELATED PERSONS FOR THE FULL AMOUNT OF “TAXES” AND “OTHER TAXES” (INCLUDING ANY “TAXES” OR “OTHER TAXES” IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 6.6) PAID BY SUCH LENDER OR ANY AGENT-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST AND EXPENSES ARISING AS A RESULT

OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH LENDER OR AGENT-RELATED PERSON. THE BORROWER AGREES TO INDEMNIFY THE AGENT FOR ANY AMOUNT WHICH A LENDER FOR ANY REASON FAILS TO PAY INDEFEASIBLY TO THE AGENT AS REQUIRED PURSUANT TO SECTION 15.21 BELOW.

(d) For purposes of determining withholding taxes imposed under FATCA from and after the Closing Date, the Borrower and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 6.7 Successor Libor

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 15.10 hereof), if the Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Libor for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the Screen Rate or a Governmental Authority having or purporting to have jurisdiction over the Agent has made a public statement identifying a specific date after which (x) Libor or the Screen Rate shall no longer be made available, or used for determining the interest rate of loans or (y) the administrator of the Screen Rate will be insolvent, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide Libor after such specific date (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace Libor, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Borrower may amend this Agreement solely for the purpose of replacing Libor in accordance with this Section 6.7 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the United States and denominated in US Dollars and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar syndicated credit facilities syndicated in the United States and denominated in US Dollars, each of which adjustments or methods for calculating such adjustments shall be published on one or more information services as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (each, an “Adjustment;” and any such proposed rate, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace Libor with a rate described in clause (x), object to any Adjustment; or (B) in the case of an amendment to replace Libor with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent.

If no Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Libor Loans shall be suspended, (to the extent of the affected Libor Loans or Interest Periods), and (y) the Libor Base Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, Conversion to or Continuation of Libor Loans (to the extent of the affected Libor Loans or Interest Periods) or, failing that, will be deemed to have converted each such request into a request for a borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding affected Libor Loans will be deemed to have been Converted into Base Rate Loans at the end of the applicable Interest Period.

Notwithstanding anything else herein, any definition of Successor Rate shall provide that in no event shall such Successor Rate be less than 0.75% for purposes of this Agreement.

In connection with the implementation of a Successor Rate, the Agent will have the right to make Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

ARTICLE 7

GUARANTIES

Section 7.1 Guaranties. Each Domestic Subsidiary of the Borrower party to the Subsidiary Guaranty as of the Closing Date (which Domestic Subsidiaries are the following: Williams-Sonoma Stores, Inc., Williams-Sonoma DTC, Inc., Williams-Sonoma Direct, Inc., Williams-Sonoma Gift Management, Inc., Rejuvenation Inc. and Sutter Street Manufacturing, Inc.) and any other Subsidiary of the Borrower which at any time Guarantees the indebtedness, liabilities and obligations of the Borrower under any Debt of the Borrower or any Domestic Subsidiary permitted under Section 11.1(m) or 11.1(n) shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Borrower shall cause one or more of its other Domestic Subsidiaries (if any) to Guarantee (by means of the execution and delivery of a Joinder Agreement) payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows: (a) in the event that any Domestic Subsidiary of the Borrower which is not a Guarantor owns cash, cash equivalents, intellectual property and tangible assets of an aggregate net book value in excess of $25,000,000, the Borrower shall cause such Domestic Subsidiary to become a Guarantor as provided by Section 7.2 and (b) in the event that the Borrower’s Domestic Subsidiaries which are not previously Guarantors hereunder own cash, cash equivalents, intellectual property and tangible assets, in the aggregate for all such Domestic Subsidiaries, of an aggregate net book value in excess of $100,000,000, the Borrower shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 7.2 with the effect that the owned cash, cash equivalents, intellectual property and tangible assets of the remaining Domestic Subsidiaries of the Borrower which are not Guarantors hereunder do not exceed $100,000,000 as of such date.

Section 7.2 New Guarantors. In the event that the Borrower is required to cause one or more of its Subsidiaries to become Guarantors as set forth in Section 7.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by Section 10.1(a) and Section 10.1(b), execute and deliver to the Agent a Joinder Agreement pursuant to which each such Subsidiary of the Borrower becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 8.1, as the Agent may reasonably request.

ARTICLE 8

CONDITIONS PRECEDENT

Section 8.1 Conditions to Effectiveness. This Agreement shall become effective when each of the conditions precedent set forth in this Section 8.1 has been satisfied or waived with the consent of the Lenders (or, with respect to Sections 8.1(a)(xiii) and 8.1(b), with the consent of the Persons entitled to receive payment). The effectiveness of this Agreement is subject to the conditions that the Agent shall have received all of the following in form and substance satisfactory to the Agent and each Lender:

(a) Deliveries. The Agent shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Agent and each of the Lenders:

(i) Resolutions; Authority. For each of the Borrower and the Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery and performance of the Loan Documents to which it is or is to be a party;

(ii) Incumbency Certificate. For each of the Borrower and the Guarantors, a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers (A) who are authorized to sign the Loan Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;

(iii) Organizational Documents. For each of the Borrower and the Guarantors, the certificate of incorporation, certificate of formation, certificate of limited partnership or other similar document certified by the Secretary of State of the state of its incorporation, formation or organization and dated a current date (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(iv) Bylaws. For each of the Borrower and the Guarantors, the bylaws, operating agreement; partnership agreement or similar agreement certified by its Secretary or an Assistant Secretary (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(v) Governmental Certificates. For each of the Borrower and the Guarantors, certificates (dated within thirty (30) days of the Closing Date) of the appropriate Governmental Authorities of the state of incorporation, formation or organization as to its existence and, to the extent applicable, good standing;

(vi) Credit Agreement. This Agreement, together with all Exhibits and other attachments (if any), duly executed by the Borrower, the Agent, and the Lenders;

(vii) Notes. The Committed Notes executed by the Borrower, to the extent requested by a Lender;

(viii) Subsidiary Guaranty. The Subsidiary Guaranty, duly executed by each of the Guarantors;

(ix) Disclosure Letter. The Disclosure Letter, together with all Schedules and any other attachments (if any), duly executed by the Borrower in form and substance acceptable to the Agent;

(x) Opinions of Counsel. Satisfactory opinions of legal counsel to the Borrower and the Guarantors as to such matters as the Agent may request; and

(xi) Fees. Payment of all fees payable to the Lenders including those fees set forth in the Fee Letter;

(b) Attorney Costs. The Attorney Costs referred to in Section 15.1 for which statements have been presented shall have been paid in full (or shall be paid with the proceeds of the initial Loans made on the Closing Date);

(c) No Material Adverse Change. As of the Closing Date, no material adverse change shall have occurred with respect to (i) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since January 31, 2020 or (ii) the facts and information regarding such Persons disclosed to the Agent and the Lenders prior to the Closing Date; provided, that, the existence of store closures, supply chain disruptions, and other operational and financial impacts and disruptions arising from or relating to the recent coronavirus disease (COVID-19) pandemic disclosed in the Borrower’s most recently filed Form 10-K shall be disregarded in determining whether a material adverse change has occurred on the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) so long as the scope of such adverse effects are not greater than so disclosed; and

(d) Additional Documentation. The Agent and the Lenders shall have received such additional approvals, opinions or other documentation as the Agent or any Lender may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 14.3, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.2 All Advances. The obligation of each Lender to make any Loan (including the initial Loans) is subject to the following additional conditions precedent:

(a) No Default. No Default shall have occurred and be continuing, or would result from such Loan, and with respect to any Loan made during the Covenant Restriction Period, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such Loan;

(b) Representations and Warranties. All of the representations and warranties contained in Article 9 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

(c) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) since January 31, 2020.

Each notice of borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in this Section 8.2 have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing as of the date of such borrowing).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants that the following statements are, and after giving effect to the transactions contemplated hereby will be, true, correct and complete:

Section 9.1 Existence, Power and Authority.

(a) The Borrower and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries has the power and authority to execute, deliver and perform its respective obligations under the Loan Documents to which it is or may become a party.

Section 9.2 Financial Condition.

(a) Financial Statements. The Borrower has delivered to the Agent and each Lender audited financial statements of the Borrower and its Subsidiaries as of and for the Fiscal Years ended January 29, 2018, February 3, 2019 and February 2, 2020. Except as set forth on Schedule 9.2 to the Disclosure Letter, such financial statements have been prepared in accordance with GAAP, and present fairly the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments. Since the date of the latest audited financial statements referred to above, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower (individually) or of the Borrower and its Subsidiaries (taken as a whole).

(b) Projections. The projections delivered by the Borrower to the Agent prior to the Closing Date have been prepared by the Borrower in light of the past operation of the business of the Borrower and its Subsidiaries. All such projections represent, as of the date thereof, a good faith estimate by the Borrower and its senior management of the financial conditions and performance of the Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (provided that the performance of the Borrower and its Subsidiaries may vary from such projections).

Section 9.3 Corporate and Similar Action; No Breach. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is or may become a party, compliance with the terms and provisions thereof, the borrowings hereunder and the use of proceeds thereof have been duly authorized by all requisite action on the part of the Borrower and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent (other than any consent that has been obtained and remains in full force and effect) under (i) the articles of incorporation, bylaws or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule or regulation or any order, writ, injunction or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 9.4 Operation of Business. Each of the Borrower and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks and tradenames or rights thereto necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could be expected to have a Material Adverse Effect.

Section 9.5 Litigation and Judgments. Except as set forth in Schedule 9.5 to the Disclosure Letter, there is no action, suit, investigation or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 9.5 to the Disclosure Letter, there are no outstanding judgments against the Borrower or any of its Subsidiaries in excess of $1,000,000.

Section 9.6 Rights in Properties; Liens. The Borrower and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal, and none of such Properties or leasehold interests of the Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 11.2.

Section 9.7 Enforceability. The Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party, when executed and delivered, shall constitute the legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

Section 9.8 Approvals. No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or other third-party is or will be necessary for (a) the execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of the Loan Documents to which it is or may become a party, except for any such authorization, approval or consent that has been obtained and remains in full force and effect or where the failure to obtain any such authorization, approval or consent could not reasonably be expected to have a Material Adverse Effect, or (b) the validity or enforceability of the Loan Documents to which the Borrower or any Subsidiary of the Borrower is or may become a party, except for any such authorization, approval or consent that has been obtained and remains in full force and effect.

Section 9.9 Debt. Neither the Borrower nor any of its Subsidiaries has any Debt, except as set forth in Schedule 9.9 to the Disclosure Letter or as otherwise permitted by Section 11.1.

Section 9.10 Taxes. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, the Borrower and each Subsidiary of the Borrower have filed all federal and other material tax returns required to be filed, including all income, franchise and employment tax returns, and all material property and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies shown as due and payable on such returns and all other material liabilities for taxes, assessments, governmental charges and other levies that are due and payable other than, in each case, those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, there is no pending investigation of the Borrower or any Subsidiary of the Borrower by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Borrower or any Subsidiary of the Borrower.

Section 9.11 Margin Securities. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each borrowing, not more than 25% of the value of the assets (of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.8 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 13.1(i) will be margin stock.

Section 9.12 ERISA. With respect to each Plan, the Borrower and each Subsidiary of the Borrower is substantially in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred that is uncorrected or is continuing with respect to any Plan. No notice of intent to terminate any active Plan has been filed, nor has any active Plan been terminated. As of the Closing Date, no circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan creating undisclosed withdrawal liability. The Borrower, each Subsidiary of the Borrower, and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan. Except as set forth in Schedule 9.12 to the Disclosure Letter, each Plan that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code has been funded at a sufficient level to satisfy the minimum funding standards under ERISA and the Code. Neither the Borrower, nor any of its Subsidiaries, nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business). The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

Section 9.13 Disclosure. All factual information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender in writing for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender in writing, taken as a whole and taken together with the Borrower’s filings with the SEC, will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided (it being recognized by the Lenders that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

Section 9.14 Subsidiaries; Capitalization. As of the Closing Date, the Borrower has no other Subsidiaries other than those listed in Schedule 9.14 to the Disclosure Letter. As of the Closing Date, Schedule 9.14 to the Disclosure Letter sets forth the jurisdiction of incorporation or organization of the Borrower and its Subsidiaries and the percentage of the Borrower’s ownership of the outstanding Voting Stock of each Subsidiary of the Borrower. All of the outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is fully paid, is nonassessable and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 9.14 to the Disclosure Letter, there are (a) no outstanding subscriptions, options, warrants, calls or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of any of the Borrower’s Subsidiaries and (b) no shareholder agreements, voting trusts or similar agreements in effect and binding on any shareholder of (i) to the Borrower’s knowledge, the Borrower or any of its Capital Stock or (ii) any Subsidiary of the Borrower or any of their respective Capital Stock. All shares of Capital Stock of the Borrower and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.

Section 9.15 Material Agreements. Neither the Borrower nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including any indenture, loan or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could reasonably be expected to cause a Material Adverse Effect.

Section 9.16 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order or decree of any Governmental Authority or arbitrator except for violations which could not reasonably be expected to have a Material Adverse Effect.

Section 9.17 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 9.18 OFAC/Anti-Corruption Laws.

Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity currently the subject of any Sanctions, nor is the Borrower or any Subsidiary located, organized or resident in a Designated Jurisdiction.

The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 9.19 Environmental Matters.

Except as disclosed on Schedule 9.19 to the Disclosure Letter:

(a) to the Borrower’s knowledge, the Borrower, each Subsidiary of the Borrower, and all of their respective properties, assets and operations are in material compliance with all Environmental Laws; neither the Borrower nor any of its Subsidiaries has knowledge of, nor has the Borrower or any Subsidiary of the Borrower received notice of, any past, present or future condition, event, activity, practice or incident which interferes with or prevents the material compliance or continued material compliance of the Borrower or its Subsidiaries with all Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses and authorizations that are required under applicable Environmental Laws;

(c) except in compliance in all material respects with applicable Environmental Laws, during the course of the Borrower’s or any of its Subsidiaries’ ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos-containing materials or use of polychlorinated biphenyls (PCB) in hydraulic oils, electrical transformers or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Borrower and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or Release of any Hazardous Material on, in or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;

(d) neither the Borrower, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities arising from a Release or threatened Release, in each case that could reasonably be expected to have a Material Adverse Effect;

(e) there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;

(f) neither the Borrower nor any of its Subsidiaries is or operates a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Subsidiary of the Borrower is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;

(g) neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and

(h) no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary of the Borrower.

Section 9.20 [Reserved].

Section 9.21 Employee Matters. Except as set forth on Schedule 9.21 to the Disclosure Letter, as of the Closing Date (a) neither the Borrower nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary of the Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary of the Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower and the Subsidiaries of the Borrower after due inquiry, threatened between the Borrower or any Subsidiary of the Borrower and its respective employees.

Section 9.22 Solvency. The Borrower, individually, and the Borrower and the Subsidiary Guarantors, on a consolidated basis, are Solvent.

Section 9.23 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

ARTICLE 10

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder, it will perform and observe the following covenants:

Section 10.1 Reporting Requirements. The Borrower will furnish to the Agent and each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within seventy-five (75) days (or not later than two (2) Business Days after the date which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) after the end of each Fiscal Year of the Borrower: a copy of the annual audit report of the Borrower for such Fiscal Year containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified on an unqualified basis by Deloitte & Touche LLP or by other independent registered public accounting firm of recognized standing selected by the Borrower and reasonably acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days (or not later than two (2) Business Days after the date which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) for each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending May 3, 2020, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or Treasurer of the Borrower to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis, at the date and for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. As soon as available, and in any event accompanying the financial statements delivered in accordance with Section 10.1(a) and Section 10.1(b), a Compliance Certificate, together with schedules setting forth the calculations supporting the computations therein;

(d) Notice of Litigation, Etc. Promptly after receipt by the Borrower or any Subsidiary of the Borrower of notice of the commencement thereof, notice of all actions, suits and proceedings by or before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower which could reasonably be expected to have a Material Adverse Effect;

(e) Notice of Default. As soon as possible and in any event within two (2) Business Days after the chief executive officer, president, chief financial officer, any vice president, secretary, assistant secretary, treasurer or any assistant treasurer of the Borrower has knowledge of the occurrence of a Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(f) ERISA. As soon as possible and in any event within thirty (30) days after the Borrower or any Subsidiary of the Borrower knows, or has reason to know, that

(i) any Termination Event with respect to a Plan has occurred or will occur,

(ii) the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans is equal to an amount in excess of $0 or

(iii) the Borrower or any Subsidiary of the Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of the Borrower’s or any of its Subsidiaries’ complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, the Borrower will provide the Agent and the Lenders with a certificate of its chief financial officer or Treasurer setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required by the PBGC or any other Governmental Authority with respect to such event;

(g) Notice of Material Adverse Effect. As soon as possible and in any event within four (4) Business Days of the discovery of any event or condition that could reasonably be expected to have a Material Adverse Effect, notice of the same;

(h) Proxy Statements, Periodic Reporting, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement or prospectus filed by the Borrower or any Subsidiary of the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(i) General Information. Promptly, (i) information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements, the Beneficial Ownership Regulation or other applicable anti-money laundering laws and (ii) such other information concerning the Borrower or any Subsidiary of the Borrower as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 15.12 or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak, IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that in the case of documents that are not available on http://www.sec.gov, (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent (and the Agent shall thereafter notify the Lenders) of the posting of any such documents. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak, IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 15.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 10.2 Maintenance of Existence; Conduct of Business. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, preserve and maintain (a) its corporate existence and (b) all of its leases, privileges, Permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business.

Section 10.3 Maintenance of Properties. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, maintain, keep and preserve all of its material Properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 10.4 Taxes and Claims. The Borrower will, and will cause each Subsidiary of the Borrower to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or discharge any tax, levy, assessment or governmental charge or charge for labor, material and supplies (i)(A) which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established or (B) could not reasonably be expected to result in a Material Adverse Effect and (ii) if the failure to pay the same would not result in a Lien on the Property of the Borrower or a Subsidiary of the Borrower other than a Permitted Lien.

Section 10.5 Insurance. To the extent reasonably available at commercially reasonable expense, the Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers that are not Affiliates of the Borrower all Property of a character usually insured by responsible businesses engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations or entities and carry such other insurance as is usually carried by such businesses.

Section 10.6 Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and agents of the Agent and each Lender, during normal business hours and upon reasonable notice to the Borrower no more than once per year (unless an Event of Default has occurred and is continuing), to examine, copy and make extracts from the Borrower’s or any of such Subsidiaries’ books and records, to visit and inspect the Borrower’s or any of such Subsidiaries’ Properties and to discuss the business, operations and financial condition of the Borrower or any of its Subsidiaries with the officers and independent certified public accountants of such Person. The Borrower will, and will cause each of its Subsidiaries to, authorize its accountants in writing (with a copy to the Agent) to comply with this Section.

Section 10.7 Keeping Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 10.8 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws (including all Environmental Laws, ERISA, the Code, Regulation U and Regulations T and X of the FRB), rules, regulations, orders and decrees of a material nature of any Governmental Authority or arbitrator other than any such laws, rules, regulations, orders and decrees contested by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP and satisfactory to the Agent are established with respect thereto and except for violations which could not reasonably be expected to have a Material Adverse Effect.

Section 10.9 Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all agreements, contracts and instruments binding on it or affecting its properties or business other than such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

Section 10.10 Further Assurances.

(a) Further Assurance. The Borrower will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Required Lenders to carry out the provisions and purposes of the Loan Documents.

(b) Subsidiary Joinder. The Borrower shall, and shall cause each Domestic Subsidiary of the Borrower to, execute and deliver to the Agent such documentation, including a Joinder Agreement, as the Agent may require to cause each such Domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 7.

Section 10.11 ERISA. With respect to each Plan, the Borrower will, and will cause each of its Subsidiaries to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any unfunded or unreserved liability in excess of $5,000,000.

Section 10.12 Anti-Corruption Laws. The Borrower will, and will cause each of its Subsidiaries to, conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance in all material respects with such laws.

ARTICLE 11

NEGATIVE COVENANTS

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder, the Borrower will perform and observe the following covenants:

Section 11.1 Debt. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Debt, except:

(a) Debt to the Lenders pursuant to the Loan Documents;

(b) Debt described on Schedule 9.9 to the Disclosure Letter and any extensions, renewals or refinancings of such existing Debt so long as (i) the principal amount of such Debt after such renewal, extension or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension or refinancing;

(c) Debt of a Subsidiary owed to the Borrower or another Subsidiary;

(d) Guarantees and other Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, banker’s acceptances and other similar obligations including those of the type described in Section 11.2(f);

(e) Debt secured by Liens permitted by Section 11.2(g);

(f) Debt of the type described in clause (j) of the definition of Debt;

(g) Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on behalf of the Borrower or any Subsidiary of the Borrower in accordance with the policies issued to the Borrower or any such Subsidiary;

(h) Debt secured by the Liens permitted by Section 11.2(d) and Section 11.2(e);

(i) (A) unsecured Debt arising under, created by and consisting of Treasury Management Agreements or Hedge Agreements, provided, (i) such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Hedge Agreement shall be a Lender (or an Affiliate thereof) or shall be rated at least AA- by Standard and Poor’s Rating Service or Aa3 by Moody’s Investors Service, Inc., and (B) unsecured Debt arising under Bond Hedge Transactions;

(j) Debt arising from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower or a Subsidiary of the Borrower;

(k) Debt consisting of letters of credit and reimbursement obligations therefor (and Guarantees of such reimbursement obligations) incurred in the ordinary course of business;

(l) Guarantees of Debt to the extent such Debt is otherwise permitted by this Section 11.1;

(m) in addition to the Debt described in the foregoing clauses (a) through (l), other Debt of the Borrower and the Guarantors; provided that (i) at the time of incurrence of such Debt, the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such incurrence and (ii) to the extent such Debt is secured, such Liens are permitted by Section 11.2(n); and

(n) in addition to the Debt described in the foregoing clauses (a) through (l), other Debt of Subsidiaries of the Borrower that are not Guarantors which does not exceed (1) during the Covenant Restriction Period, $60,000,000 and (2) thereafter, 10 percent (10.0%) of the Borrower’s Tangible Net Worth in aggregate principal amount at any time outstanding; provided that to the extent such Debt is secured, such Liens are permitted by Section 11.2(n).

Section 11.2 Limitation on Liens and Restrictions on Subsidiaries. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following:

(a) existing Liens described on Schedule 11.2 to the Disclosure Letter and the continuation or renewals of Liens in connection with any extensions, renewals or refinancings of the Debt secured by such Liens as permitted under Section 11.1(b), provided that (i) no such Lien is expanded to cover any additional Property (other than after acquired title in or on such Property and proceeds of the existing collateral) after the Closing Date and (ii) no such Lien is spread to secure any additional Debt after the Closing Date;

(b) Liens in favor of the Agent, for the benefit of the Agent and the holders of the Obligations;

(c) encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real Property that do not (individually or in the aggregate) materially detract from the value of the real Property encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such real Property in its business;

(d) Liens for taxes, assessments or other governmental charges (but excluding environmental Liens or Liens under ERISA) that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(e) contractual or statutory Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens securing obligations that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and are incurred in the ordinary course of business;

(f) Liens resulting from deposits to secure payments of worker’s compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, leases, insurance contracts, surety and appeal bonds, bids and other contracts incurred in the ordinary course of business (other than for payment of Debt);

(g) Liens for purchase money obligations, Liens securing Capital Lease Obligations and Liens on real property securing construction or permanent real estate financing where: (i) with respect to Liens on real property under synthetic leases, any such Lien does not exceed an amount equal to 100% of the lessor’s (or the lessor’s lender’s) contribution to the costs of the real property and improvements under synthetic lease agreements, including amounts incurred under such synthetic leases on account of bank fees, closing expenses, capitalized interest and other similar obligations; and (ii) in all other cases, the Lien does not exceed 100% of the cost of the real property and all improvements thereon and does not extend beyond the property purchased or constructed and does not extend to any other property other than the property purchased or constructed; provided that the Debt secured by any such Lien is permitted under Section 11.1(e) or (f);

(h) any attachment or judgment Lien not constituting an Event of Default;

(i) any interest or title of a licensor, lessor or sublessor under any license or lease and any interest or title of a licensee, lessee or sublessee under any license, cross-license or lease in any event entered into in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;

(j) Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by such Person in the ordinary course of business;

(k) Liens in favor of financial institutions arising as a matter of law or otherwise and encumbering deposits of cash or financial assets (including the right of set-off) held by such financial institutions in the ordinary course of business in connection with deposit or securities accounts, provided that no such account is (x) a dedicated cash collateral account and/or is subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and (y) intended by the Borrower or any Subsidiary to provide collateral to the applicable financial institution;

(l) Liens (including statutory and common law liens) in or against goods, documents or instruments, including proceeds (including insurance proceeds), products, accessions, substitutions and replacements related thereto, related to or arising out of commercial or documentary letter of credit transactions, to the extent that such letter of credit transactions constitute permitted Debt under Section 11.1(k);

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties incurred in the ordinary course of business in connection with the importation of goods, which customs duties are not overdue; and

(n) Liens securing Debt in an aggregate principal amount outstanding at any time not exceeding (1) during the Covenant Restriction Period, $30,000,000 and (2) thereafter, the greater of (x) $60,000,000 and (y) 5% of the Borrower’s Tangible Net Worth.

Section 11.3 Mergers, Etc. The Borrower will not, nor will it permit any Subsidiary of the Borrower to merge with or consolidate with any Person or purchase or otherwise acquire all or a substantial part of the business or Property of any Person or all or a substantial part of the business or Property of a division or branch of a Person or a majority interest in the Capital Stock of any Person, or wind-up, dissolve or liquidate itself; provided that notwithstanding the foregoing or any other provision of this Agreement as long as no Default exists or would result therefrom:

(a) a Subsidiary of the Borrower may wind-up, dissolve or liquidate if its Property is transferred to the Borrower or a Wholly-Owned Subsidiary;

(b) any Subsidiary of the Borrower may merge or consolidate with the Borrower (provided the Borrower is the surviving entity) or a Wholly-Owned Subsidiary (provided the Wholly-Owned Subsidiary is the surviving entity);

(c) subsequent to the end of the Covenant Restriction Period, the Borrower or any Wholly-Owned Subsidiary may make Permitted Acquisitions; and

(d) to the extent the Required Lenders agree in writing, the Borrower or any Wholly-Owned Subsidiary may make additional acquisitions not included in Permitted Acquisitions.

Section 11.4 Stock Repurchases.

During the Covenant Restriction Period, the Borrower will not, nor will it permit any Subsidiary of the Borrower to repurchase any shares of its Capital Stock except:

(a) the Borrower may acquire its Capital Stock as the purchase price for, or otherwise in connection with (including for purposes of satisfying a tax obligation), the exercise or vesting of an equity award issued under an equity compensation plan or pursuant to any stock option issued by the Borrower; and

(b) the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of the Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Debt, any Bond Hedge Transaction and any Warrant Transaction, in each case, shall not be deemed to be a repurchase of Capital Stock prohibited by this Section 11.4.

Section 11.5 [Reserved].

Section 11.6 [Reserved].

Section 11.7 Transactions with Affiliates. Without limiting any other provision of this Article XI, the Borrower will not, nor will it permit any Subsidiary of the Borrower to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as used in this Section 11.7 the term “Affiliate” shall exclude any Subsidiary of the Borrower, and when such term is used with respect to a Subsidiary of the Borrower, shall exclude the Borrower) of the Borrower or such Subsidiary of the Borrower, except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary, (ii) dividends, distributions and share repurchases by the Borrower, (iii) issuances and sales by the Borrower of Capital Stock and receipt by the Borrower of the proceeds of such issuances and sales, (iv) reasonable and customary fees paid to, and the reimbursement of reasonable out-of-pocket expenses incurred by, members of the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries; (iv) compensation arrangements, indemnification arrangements and agreements, and benefit plans for directors, officers and other employees of the Borrower and its Subsidiaries entered into or maintained or established in the ordinary course of business; (v) employment and severance agreements or arrangements entered into by the Borrower or any Subsidiary in the ordinary course of business; and (vi) extraordinary retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof).

Section 11.8 Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, sell, lease, assign, transfer or otherwise voluntarily dispose of any of its Property other than (a) sales of inventory in the ordinary course of business, (b) sales or other dispositions of assets in the ordinary course of business in connection with the closing of any retail location of the Borrower or any Subsidiary of the Borrower, (c) dispositions of obsolete or worn out equipment in the ordinary course of business, (d) transfers or dispositions of assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary, (e) transfers or dispositions of assets by the Borrower to a Subsidiary, (f) transfers consisting of the lease or licenses of Property in the ordinary course of business consistent with past practice (g) other transfers permitted pursuant to this Article XI, and (h) sales or other dispositions of assets in any Fiscal Year where the net book value of the assets disposed of does not exceed: (1) during the Covenant Restriction Period, $25,000,000 in the aggregate and (2) thereafter, the greater of (x) $125,000,000 and (y) 15% of the Borrower’s Tangible Net Worth as of the last day of the immediately preceding Fiscal Year. For the avoidance of doubt, none of (a) the sale of any Convertible Debt, (b) the sale of any Warrant Transaction, (c) the purchase of any Bond Hedge Transaction, nor (d) the performance by Borrower of its obligations under any Convertible Debt, any Warrant Transaction or any Bond Hedge Transaction, shall constitute a sale or disposition of assets for purposes of this Section 11.8.

Section 11.9 Lines of Business. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, engage in any material line or lines of business activity other than the business activities in which they are engaged on the Closing Date or a business reasonably related, incidental or complementary thereto.

Section 11.10 Limitations on Restrictions Affecting the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower (i) shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien in favor of the Agent and the Lenders under the Loan Documents upon its Properties, whether now owned or hereafter acquired, or (ii) will create or suffer to exist or become effective any consensual restriction of any kind on the ability of the Borrower or any Subsidiary of the Borrower to (a) pay dividends or make any other distribution on any of a Subsidiary’s Capital Stock, (b) pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower, (d) transfer any Property of the Borrower or any Subsidiary of the Borrower to any other Person, or (e) make any prepayment of any of the Obligations, if any such restriction is materially more burdensome to the Borrower or any Subsidiary of the Borrower than any similar restriction in this Agreement or any other Loan Document, provided that the foregoing shall not apply to: (1) restrictions and conditions imposed by applicable law; (2) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be); (3) restrictions with respect to the disposition or transfer of assets or property in asset sale agreements, stock sale agreements and other similar agreements in respect of transactions not otherwise prohibited hereunder, pending the closing of such disposition or transfer (provided that in each case (A) the Borrower or any Subsidiary party to any such agreement is the seller, and (B) such restrictions are limited to the property or assets that are the subject of such agreement); (4) customary restrictions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements and other similar agreements entered into in the ordinary course of business and in respect of transactions not otherwise prohibited hereunder, in each case so long as the joint venture, partnership or other subject of such agreement is not a Subsidiary of the Borrower; (5) restrictions in agreements evidencing Debt permitted by Section 11.1(b), (e) or (f) that impose restrictions on the property financed by or the subject of such Debt (including the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto) and restrictions in agreements evidencing Liens permitted by

Section 11.2(a), (f) (g) or (n) which affect only the assets subject to such Liens; and (6) (x) restrictions imposed by the Loan Documents (and, for the avoidance of doubt, any agreements in favor of a Lender that incorporate by reference any of the covenants in Article 11 or Article 12 of this Agreement, so long as such agreements are otherwise permitted by the terms of this Agreement), (y) restrictions imposed by the Existing Agreement, and (z) restrictions imposed by Debt incurred pursuant to Section 11.1(m) so long as such restrictions are not materially more onerous on the Borrower and its Subsidiaries than the restrictions imposed by the Loan Documents.

Section 11.11 Environmental Protection. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law or (d) otherwise conduct any activity or use any of its Properties in any manner that in any material respect violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary of the Borrower would be responsible, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect.

Section 11.12 ERISA. The Borrower will not, nor will it permit any Subsidiary of the Borrower to:

(a) allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan (exclusive of any Multiemployer Plan) in excess of $5,000,000 to exist or to be created; or

(b) with respect to any Multiemployer Plan, allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unpaid liability by the Borrower or any ERISA Affiliate to any Multiemployer Plan in excess of $5,000,000 to exist or to be created, either individually as to any such Plan or in the aggregate as to all such Plans.

Section 11.13 Sanctions. The Borrower will not, nor will it permit any Subsidiary of the Borrower to directly or indirectly, use the proceeds of any extension of credit hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent or otherwise) of Sanctions. The Borrower will not, nor will it permit any Subsidiary of the Borrower to directly or indirectly, use the proceeds of any extension of credit hereunder for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions.

ARTICLE 12

FINANCIAL COVENANT

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) or any Lender has any Commitment hereunder:

(a) prior to the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed (i) 3.50 to 1.0 with respect to the Fiscal Quarter ending April 30, 2020, (ii) 4.25 to 1.0 with respect to the Fiscal Quarter ending July 31, 2020, (iii) 5.50 to 1.0 with respect to the Fiscal Quarter ending October 30, 2020, (iv) 5.90 to 1.0 with respect to the Fiscal Quarter ending January 31, 2021 and (v) 5.00 to 1.0 with respect to each Fiscal Quarter ending thereafter;

(b) upon and after the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50 to 1.0; and

(c) the Borrower shall not permit the Interest and Rent Coverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to be less than 1.25 to 1.0.

ARTICLE 13

DEFAULT

Section 13.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) the Borrower shall fail to pay (i) when due and in the currency required any principal owing with respect to any Loan payable under any Loan Document or any part thereof, (ii) within three (3) Business Days of the date due any interest on any Loan or fees payable under the Loan Documents or any part thereof or (iii) within three (3) Business Days after the date the Borrower receives written notice of the failure to pay when due, any other Obligation or any part thereof, or any indebtedness, liability or obligation due to any Lender under any Hedge Agreement;

(b) any representation, warranty or certification made or deemed made by the Borrower or any Subsidiary of the Borrower (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with any Loan Document shall be false, misleading or erroneous in any material respect when made or deemed to have been made;

(c) the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any covenant, agreement or term contained in Section 2.4, Section 5.4(a), Section 10.1, Section 10.2, Section 10.6, Section 10.10, Article 11 (other than related to non-consensual Liens under Section 11.2) or Article 12;

(d) the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any other agreement or term contained in any Loan Document (other than as described in Section 13.1(a), Section 13.1(b) or Section 13.1(c)) and (i) such failure shall continue for a period of thirty (30) days after the earlier of (A) the date the Agent provides the Borrower with notice thereof or (B) the date the Borrower should have notified the Agent thereof in accordance with Section 10.1(e) or (ii) as otherwise specifically provided by any other Loan Document;

(e) the Borrower or any Subsidiary of the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to or be generally unable to pay its debts as such debts become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(f) (i) a proceeding or case shall be commenced, without the application, approval or consent of the Borrower or any Subsidiary of the Borrower in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its Property or (C) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

(g) the Borrower or any Subsidiary of the Borrower shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture or similar proceeding or proceedings involving an aggregate amount in excess of $50,000,000 against any of its assets or Properties;

(h) a final judgment or judgments for the payment of money in excess of $50,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Agent) shall be rendered by a court or courts against the Borrower or any Subsidiary of the Borrower and the same shall not be satisfied, discharged or dismissed (or provision shall not be made for such satisfaction, discharge or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or any Subsidiary of the Borrower, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) (i) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of the affected Debt equals or exceeds $50,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $50,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Borrower or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Borrower or any Subsidiary) thereof; provided that (1) any prepayment, redemption or conversion of any Convertible Debt in accordance with its terms (except as the result of any default or event of default by the Borrower or Subsidiary thereunder or a “change of control”, “fundamental change” or similar occurrence thereunder) shall not be an Event of Default pursuant to this Section 13.1(i) and (2) no early payment requirement or unwinding or termination with respect to any Hedge Agreement shall, in and of itself, constitute an Event of Default under this Section 13.1(i) unless there occurs under any related Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which the Borrower or any Subsidiary of the Borrower is an Affected Party (as so defined); or (ii) there occurs under any Bond Hedge Transactions or Warrant Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by the Borrower or Subsidiary as a result thereof, taken together, is greater than $50,000,000;

(j) this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents;

(k) any of the following events shall occur or exist with respect to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and in each case, such event or condition, together with all other such events or conditions, if any, have subjected or could in the reasonable opinion of the Agent or the Required Lenders subject the Borrower or any Subsidiary of the Borrower (or any combination thereof) to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to exceed $50,000,000: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that could reasonably be expected to constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) the complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; or

(l) the occurrence of a Change of Control.

Section 13.2 Remedies; Application of Funds. If any Event of Default shall occur and be continuing, the Agent may (and if directed by the Required Lenders, shall) do any one or more of the following:

(a) Acceleration. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower except as where required by the specific terms of this Agreement or the other Loan Documents;

(b) Termination of Commitments. Declare the Commitments to be terminated, whereupon such Commitments shall be terminated;

(c) [Reserved];

(d) Judgment. Reduce any claim to judgment;

(e) Rights. Exercise any and all rights and remedies afforded by the laws of the State of California, or any other jurisdiction governing any of the Loan Documents, by equity or otherwise; and

provided, however, that, upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f) with respect to the Borrower or any Guarantor, the Commitments of all of the Lenders shall automatically terminate and the outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower or any other party under the Loan Documents shall thereupon become immediately due and payable, in each case without further act of the Agent or any Lender, and in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(f) Application of Funds. After the exercise of remedies provided for in Section 13.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 6) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorney who may be employees of any Lender))and amounts payable under Article 6), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, liabilities under any Hedge Agreement with any Lender or any Affiliate of a Lender and as to which the Agent has received notice of the amounts owed thereunder from the applicable Lender or any Affiliate of a Lender party to a Hedge Agreement and (b) payment of amounts due under any Treasury Management Agreement between any Loan Party and any Lender or any Affiliate of a Lender, ratably among them in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Section 13.3 Performance by the Agent. Upon the occurrence of a Default, if the Borrower or any Guarantor shall fail to perform any agreement in accordance with the terms of the Loan Documents, the Agent may, and at the direction of the Required Lenders shall, perform or attempt to perform such agreement on behalf of the Borrower or such Guarantor, as applicable. In such event, at the request of the Agent, the Borrower shall promptly pay any amount expended by the Agent or the Lenders in connection with such performance or attempted performance, to the Agent at the Principal Office together with interest thereon at the Default Rate applicable to Base Rate Loans from the date of such expenditure to the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Arranger, nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any Guarantor under any Loan Document.

Section 13.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender (after obtaining the prior written consent of the Agent) is hereby authorized at any time and from time to time, without notice to the Borrower or any other Person (any such notice being hereby expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Borrower as a fiduciary for another party) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under such Loan Documents and although the Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 5.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of each Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 13.5 Continuance of Default. For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Agent shall have actually received evidence satisfactory to the Agent that such Default shall have been remedied.

ARTICLE 14

THE AGENT

Section 14.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to the consent requirements under Section 14.6, the provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 14.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 14.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.10 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower or a Lender.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 14.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 14.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, after consulting with the Lenders and the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 15.1 and 15.2 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 14.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.8 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 4.6, 4.7, 15.1 and 15.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.7, 15.1 and 15.2.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.9 Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9.

Section 14.10 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arranger or Syndication Agents, Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

Section 14.11 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, unused commitment fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE 15

MISCELLANEOUS

Section 15.1 Attorney Costs, Expenses and Documentary Taxes. The Borrower agrees (a) to pay or reimburse the Agent for, promptly after presentation of supporting documents, all reasonable costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and (b) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents and in connection with the Loans issued hereunder (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any insolvency law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and documentary taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 15.1 shall be payable within thirty (30) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 15.2 Indemnification; Damage Waiver.

(a) Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (limited, in the case of Attorney Costs, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel for all such Indemnitees, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnitee) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or Affiliate of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary or Affiliate of the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third-party, the Borrower or a Guarantor, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (y) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (z) arise solely from a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as or fulfilling its role as Agent, Arranger or other similar capacity and, in such case, excepting only such party) that does not involve any act or omission of the Borrower or any of its affiliates.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 15.1 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.8(c).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 15.2 shall be payable within thirty (30) Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 15.3 No Duty. All attorneys, accountants, appraisers and other professional Persons and consultants retained by any of the Agent, the Arranger or any Lender shall have the right to act exclusively in the interest of Agent, the Arranger and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Borrower or any Guarantor, any shareholders of the Borrower or any Guarantor or any other Person.

Section 15.4 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its controlled Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its controlled Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its controlled Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its controlled Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower and its controlled Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.5 Equitable Relief. The Borrower recognizes that in the event the Borrower or any Guarantor fails to pay, perform, observe or discharge any or all of the Obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent and the Lenders. The Borrower therefore agrees that the Agent and the Lenders, if the Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 15.6 No Waiver; Cumulative Remedies; Enforcement. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document (including the imposition of the Default Rate) shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower, any Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 13.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 13.4 (subject to the terms of Section 5.7), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any bankruptcy or insolvency law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 13.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 5.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 15.7 Successors and Assigns.

(a) The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this

Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender no minimum amount need be assigned;

(B) in any case not described in clause (b)(i)(A) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (which consent of the Borrower shall not be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met,

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis.

(iii) No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower’s consent shall be deemed given if no response is provided within ten (10) Business Days of the Borrower obtaining notice of such assignment; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 6.1, 6.5, 6.6, 15.1 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, if applicable, shall deliver a replacement Note to the assignor Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section. From time to time upon request of the Borrower, the Agent will inform the Borrower of the identities of all Lenders and their respective Commitments.

(c) The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Obligations. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 15.2(b) without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that a Lender selling a participation may, in any agreement with a Participant, give such Participant the right to consent to any matter which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, (C) reduces the amount of any installment of principal owing to such Participant or (D) releases all or substantially all of the Guarantors of their obligations under the Subsidiary Guaranty. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.1, 6.5 and 6.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant shall be also entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.7 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 6.1, 6.5 or 6.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 or 6.6 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 15.21 as though it were a Lender (it being understood that the Agent and the Borrower shall be third-party beneficiaries of such covenant).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved].

Section 15.8 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations under Article 6, Section 15.1 and Section 15.2 shall survive repayment of the Obligations and termination of the Commitments.

Section 15.9 Entire Agreement. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 15.10 Amendments and Waivers. Except as provided in Section 6.7, any provision of any Loan Document may be amended or waived and any consent to any departure by the Borrower therefrom may be granted if, but only if, such amendment, waiver or consent is in writing and is signed by the Borrower, and the Required Lenders; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 8.1(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment theretofore terminated) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 15.10) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e) change Section 13.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) [Reserved];

(g) change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or

(h) release all or substantially all the Guarantors from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary the Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes or to extend an existing Lien over additional property, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 15.11 Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a)

characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 15.12 Notices; Effectiveness; Electronic Communication.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by electronic mail as permitted by subsection (b) below or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.12; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the mail, postage prepaid, (C) if delivered by facsimile, when sent and receipt of such delivery has been confirmed by telephone from the receiving party and (D) if delivered by electronic mail, as provided in clause (b) below; provided that notices and other communications to the Agent pursuant to Article 4 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 4 if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Platform, any other electronic platform or electronic messaging services or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notice (including telephonic notices of borrowing, Conversion and Continuation) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 15.13 Governing Law; Venue; Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF SUCH STATE.

Section 15.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 15.15 Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 15.16 Headings. The headings, captions and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 15.17 Construction. The Borrower, each Guarantor (by its execution of the Loan Documents to which it is a party), the Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 15.18 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 15.19 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.20 Confidentiality. The Agent, each Lender and each Participant shall use any confidential non-public information concerning the Borrower and its Subsidiaries that is furnished to the Agent or such Lender by or on behalf of the Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Agent and each Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, auditors, counsel, advisors or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section, (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein, (c) to any Governmental Authority (or self-regulatory authority, such as the National Association of Insurance Commissioners) having or claiming to have authority to regulate or oversee any aspect of the Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority, (d) to the extent necessary or appropriate to effect or preserve the Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Agent or such Lender or any of their Representatives, (e) to the extent required by applicable law or pursuant to any subpoena or any similar legal process, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and (h) with the consent of the Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower or any of its Subsidiaries; provided that such information is not known by the Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Agent or such Lender) or (z)

becomes available to the Agent or such Lender on a nonconfidential basis; provided, further, that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 15.21 Foreign Lenders. Each Foreign Lender (including an Eligible Assignee that is a Foreign Lender and a Participant that would be a Foreign Lender if it were a Lender) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest or purchasing a participation herein), two (2) duly signed completed copies of either IRS Form W-8BEN, W-8BEN-E or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from U.S. withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of the preceding sentence, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. If such Foreign Lender fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Foreign Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Foreign Lender, such Foreign Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 15.22 [Reserved].

Section 15.23 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 15.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 15.25 Replacement of Lenders.

If (i) any Lender requests compensation under Section 6.1, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.6, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 15.10 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 15.7(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 6.6, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitment and outstanding Loans pursuant to this Section 15.25 shall nevertheless be effective without the execution by such Lender of an Assignment and Acceptance.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 15.26 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 15.27 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, and notices of borrowing, Conversion, Continuation or prepayment, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; and provided further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 15.28 Release of Guarantors.

A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary. In connection with any termination or release pursuant to this Section, the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent.

Section 15.29 Termination of Agreement.

At such time as all principal and interest on the Loans, all fees, expenses and other amounts payable under the Loan Documents (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted and obligations in respect of Hedge Agreements and Treasury Management Agreements) shall have been paid in full, the Commitments shall have been terminated, this Agreement and the Subsidiary Guaranty and all obligations (other than obligations which by their express terms survive the payment in full of the Obligations and the termination of the Commitments or this Agreement) of the Borrower and each Subsidiary Guarantor hereunder and thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

Section 15.30 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time a Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the applicable Guaranty voidable under the Bankruptcy Code or other applicable debtor relief laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

Section 15.31 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 15.32 California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Documents, (a) the parties agree, and hereby agree to advise the applicable court, that the adjudication of any such action or proceeding (and all related claims) shall be made pursuant to California Code of Civil Procedure Section 638 by a referee (who shall be a single active or retired judge) who shall hear and determine all of the issues in such action or proceeding (whether of fact or of law) and report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 15.1 and 15.2, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 15.33 Acknowledgement Regarding Any Supported QFC’s.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support

[Remainder of page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	WILLIAMS-SONOMA, INC., a Delaware corporation

	By:	/s/ Julie P. Whalen
Name: Julie P. Whalen
Title: Chief Financial Officer

GUARANTORS:	WILLIAMS-SONOMA DIRECT, INC.
WILLIAMS-SONOMA DTC, INC.
WILLIAMS-SONOMA GIFT MANAGEMENT, INC.
WILLIAMS-SONOMA STORES, INC.
REJUVENATION INC.
SUTTER STREET MANUFACTURING, INC.

	By:	/s/ Julie P. Whalen
Name: Julie P. Whalen
Title: Chief Financial Officer

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

AGENT:	BANK OF AMERICA, N.A., as Agent

	By:	/s/ Liliana Claar
	Name:	Liliana Claar
	Title:	Vice President

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Anthony Hoye
	Name:	Anthony Hoye
	Title:	Director

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Francis W Josephic
Name:	Francis W. Josephic
Title:	Senior Vice President

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Marianne T Meil
Name:	Marianne T. Meil
Title:	Senior Vice President

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jaime Mariano
Name:	Marianne T. Meil
Title:	Senior Vice President #21440

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Miranda C. Stokes

Name:	Miranda C. Stokes
Title:	Managing Director & SVP

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

SCHEDULE 2.1

Commitments And Applicable Percentages

Lender:	Revolving Commitment	Applicable Percentage
	$65,000,000.00	32.500000000%
	$40,000,000.00	20.000000000%
	$35,000,000.00	17.500000000%
	$35,000,000.00	17.500000000%
	$25,000,000.00	12.500000000%

Total:	$200,000,000.00	100.000000000%

SCHEDULE 15.12

EXHIBIT A

[Form of] Committed Note

[__________, 20__]

FOR VALUE RECEIVED, the undersigned WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Borrower”) hereby promises to pay to the order of [_______________] (the “Payee”), on the Maturity Date, the principal amount of each Loan from time to time made by the Payee to the Borrower, pursuant to that certain 364-Day Credit Agreement, dated as of May 11, 2020 (as such agreement may be amended, restated or otherwise modified in writing from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as the administrative agent (the “Agent”). Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and payable at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Agent for the account of the Payee in accordance with the terms of the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Committed Note (“Committed Note”) is one of the “Committed Notes” referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for rights and obligations of payment and prepayment, events of default, and the right of the Required Lenders to cause the Agent to accelerate the maturity hereof upon the occurrence of such events. The advances made by the Payee hereunder shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Committed Note and endorse thereon the date, amount and maturity of its advances hereunder and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Committed Note.

The Borrower agrees to pay all collection expenses, court costs and Attorney Costs (whether or not litigation is commenced) which may be incurred by the Payee in connection with the collection or enforcement of this Committed Note in accordance with the Credit Agreement.

A-1

THIS COMMITTED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

WILLIAMS-SONOMA, INC., a Delaware corporation

By:

Name:
Title:

A-2

EXHIBIT B

[Reserved]

B-1

EXHIBIT C

[Form of] Assignment and Acceptance

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

                 [Assignor [is][is not] a Defaulting Lender.]

2.	Assignee: _________________________________________________________

                 and is an Affiliate Approved Fund of [identify Lender]

3.	Borrower: Williams-Sonoma, Inc., a Delaware corporation

4.	Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The 364-Day Credit Agreement, dated as of May 11, 2020, among Williams-Sonoma, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/ Loans
_______________	$	_______________	$	____________	___________	%
—
_______________	$	_______________	$	____________	___________	%
—
_______________	$	_______________	$	____________	___________	%
—

[7.	Trade Date: ______________________]

Effective Date: __________________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[signature page follows]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Agent

By:
Title:

[Consented to:]

WILLIAMS-SONOMA, INC., a Delaware corporation

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

WILLIAMS-SONOMA, INC.

364-DAY CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 15.7(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 15.7(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. The Assignee represents and warrants as of the Effective Date that it is not (A) an employee benefit plan subject to Title I of ERISA, (B) a plan or account subject to Section 4975 of the Internal Revenue Code, (C) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code, or (D) a “governmental plan” within the meaning of ERISA.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of California.

EXHIBIT D

[Form of] Compliance Certificate

☐     Check for distribution to public and private side Lenders

The undersigned, duly appointed and [acting chief financial officer or Treasurer] (as the case may be) of WILLIAMS-SONOMA, INC. (the “Borrower”), being duly authorized, hereby delivers this Compliance Certificate to the Agent and the Lenders, pursuant to Section 10.1(c) of that certain 364-Day Credit Agreement, dated as of May 11, 2020, among the Borrower, BANK OF AMERICA, N.A., in its capacity as administrative agent (the “Agent”) and the Lenders party thereto, as such agreement may be amended, restated or otherwise modified from time to time, reference to which hereby is made (the “Credit Agreement”). Terms defined in the Credit Agreement which are used herein shall have the meanings provided in the Credit Agreement.

1. The Borrower hereby delivers to the Agent and the Lenders [check as applicable]: ☐ the audited Fiscal Year end financial statements required by Section 10.1(a); or ☐ the Fiscal Quarter end financial statements required by Section 10.1(b), dated as of _________, 20__. Such financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis, at the date and for the periods indicated therein and have been prepared in accordance with GAAP (as applicable) applied consistently throughout the periods reflected therein, except for year-end audit adjustments and the absence of footnotes for any financial statements delivered pursuant to Section 10.1(b).

2. The undersigned represents and warrants to the Agent and the Lenders that, except as may have been previously or concurrently disclosed to the Agent and the Lenders in writing by the Borrower, the representations and warranties contained in Article 9 of the Credit Agreement are true and correct in all material respects on and as of the date of this Compliance Certificate as if made on and as of the date hereof (except to the extent that such representations and warranties are expressly by their terms made only as of the Closing Date or another specified date).

3. The undersigned hereby states that, to the best of his or her knowledge and based upon an examination sufficient to enable an informed statement [check as applicable]:

☐	No Default exists as of the date hereof.

☐

One or more Defaults have occurred or exist as of the date hereof. Included within Exhibit A attached hereto is a written description specifying each such Default, its nature, when it occurred, whether it is continuing as of the date hereof and the steps being taken by the Borrower with respect thereto. Except as so specified, no Default exists as of the date hereof.

4. Exhibit B attached hereto sets forth the calculations necessary to establish the status of the Borrower’s compliance with the covenant contained in Article 12 of the Credit Agreement as of the effective date of the financial statements referenced in paragraph 1 above.

5. Exhibit C attached hereto sets forth the determination of the Base Rate Margins, the Libor Rate Margins and the Unused Fee Rate to become effective on the Margin Adjustment Date with respect to the financial statements referenced in paragraph 1 hereof.

Date of execution of this Compliance Certificate: _____________, 20__.

WILLIAMS-SONOMA, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT A

to

COMPLIANCE CERTIFICATE

dated

___________, 20__

The following is attached to and made a part of the above referenced Compliance Certificate.

[specify Defaults]

EXHIBIT B

to

COMPLIANCE CERTIFICATE

dated

_________, 20__

The following is attached to and made a part of the above referenced Compliance Certificate.

1. Leverage Ratio – Article 12:			Compliance
(a) Total Adjusted Funded Debt:
(i) average Funded Debt[1], plus			$_________
(ii) (A) all lease and rent expense for any real property for the preceding four (4) Fiscal Quarters, multiplied by	$	________
(B) six		x 6	$_________
(iii) Total Adjusted Funded Debt [1(a)(i) + 1(a)(ii)(B)]	$	________	$_________
(b) EBITDAR:
(i) Net Income, plus	$	________
(ii) any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income, plus	$	________
(iii) Interest Expense to the extent included in the determination of Net Income, plus	$	________
(iv) amortization and depreciation expense to the extent included in the determination of Net Income, plus	$	________

(v)   expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income, plus

	$	________

(vi) other non-cash, non-recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets), plus

	$	________

[1]	The average outstanding principal balance of all Funded Debt as of the end of each of the immediately preceding twelve (12) Fiscal Periods.

(vii) all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus	$	________

(viii)  non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed $25,000,000 for any four consecutive Fiscal Quarters (and not to exceed $75,000,000 in the aggregate during the term of the Credit Agreement), to the extent included in the determination of Net Income, minus

	$	________
(ix) other non-recurring gains to the extent included in the determination of Net Income	$	________
(x) Total EBITDAR [sum of 1(b)(i) through 1(b)(ix)]			$_________
(c) Actual Leverage Ratio [1(a)(iii) ÷ 1(b)(x)]			___ to 1.00
(d) Required Maximum Leverage Ratio[2]			____ to 1.00 Yes No
2. Interest and Rent Coverage Ratio – Article 12:
(a) Total EBITDAR [1(b)(x)]:			$________
(b) Interest Expense for such period:
(i) interest expense for any such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus	$	________
(ii) Interest expenses paid under Hedge Agreements during such period, minus	$	________
(iii) interest payments received under Hedge Agreements during such period	$	________
(iv) Total Interest Expense			$________
[sum of 2(b)(i) through 2(b)(iii)]
(c) Rent expense for any real Property for such period			$________
(d) Actual Interest and Rent Coverage Ratio[3]
[2(a) ÷ sum of 2(b)(iv) + 2(c)]			1.25 to 1.00 Yes No

[2]

Prior to the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed (a) - 50 to 1.0 with respect to the Fiscal Quarter ending April 30, 2020, (b) 4.25 to 1.0 with respect to the Fiscal Quarter ending July 31, 2020, (c) 5.50 to 1.0 with respect to the Fiscal Quarter ending October 30, 2020, (d) 5.90 to 1.0 with respect to the Fiscal Quarter ending January 31, 2021, and (e) 5.00 to 1.0 with respect to each Fiscal Quarter ending thereafter. Upon and after the termination of the Covenant Restriction Period, the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50 to 1.0.

[3]	Borrower shall not permit the Interest and Rent Coverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to be less than 1.25 to 1.0

EXHIBIT C

to

COMPLIANCE CERTIFICATE

dated

_________, 20__

The following is attached to and made a part of the above referenced Compliance Certificate.

[insert determination of margins and rates]

EXHIBIT E

[Form of] Subsidiary Guaranty Agreement

This SUBSIDIARY GUARANTY AGREEMENT (“Guaranty”), dated as of [_______], 20[__], is executed and delivered by each of the undersigned (collectively referred to herein as the “Guarantors” and each a “Guarantor”), to and in favor of the Agent (as defined below) and the other holders of Guaranteed Indebtedness (as defined below).

RECITALS:

A. Williams-Sonoma, Inc. (the “Borrower”), the lenders party thereto (together with their successors and assigns, the “Lenders”), and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”), are concurrently herewith entering into that certain 364-Day Credit Agreement, dated as of May 11, 2020 (such Credit Agreement, as it may hereafter be amended, restated, or otherwise modified from time to time, being hereinafter referred to as the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth for such terms in the Credit Agreement).

B. Each Guarantor has directly and indirectly benefited and will directly and indirectly benefit from the loans and other extensions of credit evidenced and governed by the Credit Agreement.

C. As an inducement to the Lenders to execute and deliver the Credit Agreement, the Lenders have required the Guarantors to enter into this Guaranty.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor hereby irrevocably and unconditionally, jointly and severally, guarantees to the Agent, for the benefit of the Agent and the other holders of Guaranteed Indebtedness, the full and prompt payment and performance of the Guaranteed Indebtedness (as defined below) upon the following terms:

1. The term “Guaranteed Indebtedness”, as used herein means all of the “Obligations”, as defined in the Credit Agreement and shall include, without limitation, any and all post-petition interest and expenses (including, without limitation, Attorney Costs) whether or not allowed under any bankruptcy, insolvency, or other similar law; provided that, notwithstanding anything to the contrary contained in this Guaranty, the Guaranteed Indebtedness of each Guarantor shall be limited to an aggregate amount equal to the greatest amount that would not render such Guarantor’s indebtedness, liabilities, or obligations hereunder subject to avoidance under Sections 544, 548, or 550 of the Bankruptcy Code or subject to being set aside or annulled under any applicable state law relating to fraud on creditors; provided, further, that, for purposes of the immediately preceding clauses, it shall be presumed that the Guaranteed Indebtedness hereunder does not equal or exceed any aggregate amount which would render such Guarantor’s indebtedness, liabilities, or obligations hereunder subject to being so avoided, set aside, or annulled, and the burden of proof to the contrary shall be on the party asserting to the contrary. Subject to but without limiting the generality of the foregoing sentence, the provisions of this Guaranty are severable and, in any legally binding action or proceeding involving any state corporate law or any bankruptcy, insolvency, fraudulent transfer, or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity, if the indebtedness, liabilities, or obligations of a Guarantor hereunder would otherwise be held or determined to be void, invalid, or unenforceable on account of the amount of its indebtedness, liabilities, or obligations hereunder, then, notwithstanding any other provision of this Guaranty to the contrary the amount of such indebtedness, liabilities, or obligations shall, for purposes of determining such Guarantor’s obligations under this Guaranty, without any further action by such Guarantor or any other Person, be automatically limited and reduced to the greatest amount which is valid and enforceable as determined in such action or proceeding.

2. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Guaranteed Indebtedness have been paid in full and the Commitments have terminated.

3. This Guaranty shall be an absolute, continuing, irrevocable, and unconditional guaranty of payment and performance and not a guaranty of collection, and each Guarantor shall remain liable on its obligations hereunder until the payment and performance in full of the Guaranteed Indebtedness. No set-off, counterclaim, recoupment, reduction, or diminution of any obligation, or any defense of any kind or nature (other than payment or performance) which the Borrower may have against the Agent, any Lender, or any other party, or which a Guarantor may have against the Borrower, the Agent, any Lender, or any other party, shall be available to, or shall be asserted by, any Guarantor against the Agent, any Lender, or any subsequent holder of the Guaranteed Indebtedness or any part thereof or against payment of the Guaranteed Indebtedness or any part thereof.

4. If a Guarantor becomes liable for any indebtedness owing by the Borrower to the Agent or any Lender by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby, and the rights of the Agent and the Lenders hereunder shall be cumulative of any and all other rights that the Agent and the Lenders may ever have against such Guarantor. The exercise by the Agent and the Lenders of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

5. In the event of default by the Borrower in payment or performance of the Guaranteed Indebtedness, or any part thereof, when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration, or otherwise, the Guarantors shall promptly pay the amount due thereon to the Agent, for the benefit of the Agent and the Lenders, without notice or demand in lawful currency of the U.S., and it shall not be necessary for the Agent or any Lender, in order to enforce such payment by the Guarantors, first to institute suit or exhaust its remedies against the Borrower or others liable on such Guaranteed Indebtedness, or to enforce any rights against any collateral which shall ever have been given to secure such Guaranteed Indebtedness. In the event such payment is made by the Guarantors, then the Guarantors shall be subrogated to the rights then held by the Agent and the Lenders with respect to the Guaranteed Indebtedness to the extent to which the Guaranteed Indebtedness was discharged by the Guarantors and, in addition, upon payment by the Guarantors of any sums to the Agent hereunder, all rights of the Guarantors against the Borrower, any other guarantor of the Guaranteed Indebtedness, or any collateral arising as a result therefrom by way of right of subrogation, reimbursement, or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of the Guaranteed Indebtedness and no such right or remedy of subrogation, reimbursement or otherwise shall be exercised or otherwise entered (except that proofs of claim may be filed in a bankruptcy or insolvency proceeding) unless and until the Guaranteed Indebtedness has been indefeasibly paid in full.

6. If acceleration of the time for payment of any amount payable by the Borrower under the Guaranteed Indebtedness is stayed upon the insolvency, bankruptcy, or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Guaranteed Indebtedness shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Agent or any Lender.

7. Each Guarantor hereby agrees that its obligations under this Guaranty shall not be released, discharged, diminished, impaired, reduced, or affected for any reason or by the occurrence of any event, including, without limitation, one or more of the following occurrences or events, whether or not with notice to or the consent of such Guarantor: (a) the taking or accepting of collateral as security for any or all of the Guaranteed Indebtedness or the release, surrender, exchange, or subordination of any collateral now or hereafter securing any or all of the Guaranteed Indebtedness; (b) any partial release of the liability of any Guarantor hereunder, or the full or partial release of any other guarantor of the Guaranteed Indebtedness from liability for any or all of the Guaranteed Indebtedness; (c) any disability of the Borrower, or the dissolution, insolvency, or bankruptcy of the Borrower, any Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness; (d) any renewal, extension, modification, waiver, amendment, or rearrangement of any or all of the Guaranteed Indebtedness or any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (e) any adjustment, indulgence, forbearance, waiver, or compromise that may be granted or given by the Agent or any Lender to the Borrower, any Guarantor, or any other party ever liable for any or all of the Guaranteed Indebtedness; (f) any neglect, delay, omission, failure, or refusal of the Agent or any Lender to take or prosecute any action for the collection of any of the Guaranteed Indebtedness or to foreclose or take or prosecute any action in connection with any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (g) the unenforceability or invalidity of any or all of the Guaranteed Indebtedness or of any instrument, document, or agreement evidencing, securing, or otherwise relating to any or all of the Guaranteed Indebtedness; (h) any payment by the Borrower or any other party to the Agent or any Lender is held to constitute a preference under applicable bankruptcy or insolvency law or if for any other reason the Agent or any Lender is required to refund any payment or pay the amount thereof to someone else; (i) the settlement or compromise of any of the Guaranteed Indebtedness; (j) the non-perfection of any Lien securing any or all of the Guaranteed Indebtedness; (k) any impairment of any collateral securing any or all of the Guaranteed Indebtedness; (l) the failure of the Agent or any Lender to sell any collateral securing any or all of the Guaranteed Indebtedness in a commercially reasonable manner or as otherwise required by law; (m) any change in the corporate existence, structure, or ownership of the Borrower; or (n) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Borrower, any Guarantor, or any other party at any time liable for the payment of any or all of the Guaranteed Indebtedness other than payment of the Guaranteed Indebtedness.

8. Each Guarantor represents and warrants as follows:

(a) All of the representations and warranties in the Credit Agreement relating to such Guarantor are true and correct in all material respects as of the date hereof and on each date the representations and warranties hereunder are restated pursuant to the Loan Documents with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date.

(b) The value of the consideration received and to be received by such Guarantor as a result of the Borrower, the Agent, and the Lenders entering into the Credit Agreement and such Guarantor’s executing and delivering this Guaranty and the other Loan Documents to which it is a party is reasonably worth at least as much as the liability and obligation of such Guarantor hereunder and thereunder, and the Credit Agreement and the extension of credit to the Borrower thereunder have benefited and may reasonably be expected to benefit such Guarantor directly or indirectly. Execution and delivery of this Guaranty and the other Loan Documents to which such Guarantor is a party is necessary or convenient to the conduct, promotion, and attainment of the business of such Guarantor.

(c) Such Guarantor has, independently and without reliance upon the Agent or any Lender and based upon such documents and information as such Guarantor has deemed appropriate, made its own analysis and decision to enter into the Loan Documents to which it is a party.

(d) Such Guarantor has adequate means to obtain from the Borrower on a continuing basis information concerning the financial condition and assets of the Borrower, and such Guarantor is not relying upon the Agent or the Lenders to provide (and neither the Agent nor any Lender shall have any duty to provide) any such information to such Guarantor either now or in the future.

9. Such Guarantor covenants and agrees that, as long as the Guaranteed Indebtedness or any part thereof is outstanding or any Lender has any commitment under the Credit Agreement, such Guarantor will comply with all covenants set forth in the Credit Agreement specifically applicable to such Guarantor, the terms of which are incorporated herein by reference.

10. During the existence of an Event of Default, the Agent and the Lenders shall have the right to set-off and apply against this Guaranty or the Guaranteed Indebtedness or both, at any time and without notice to any Guarantor, any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by a Guarantor as a fiduciary for another party) or other sums at any time credited by or owing from the Agent and the Lenders to any Guarantor whether or not the Guaranteed Indebtedness is then due and irrespective of whether or not the Agent or any Lender shall have made any demand under this Guaranty. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of the Agent and the Lenders hereunder are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or any Lender may have.

11. (a) Each Guarantor hereby agrees that the Subordinated Indebtedness (as defined below) shall be subordinate and junior in right of payment to the prior indefeasible payment in full of all Guaranteed Indebtedness as herein provided. The Subordinated Indebtedness shall not be payable, and no payment of principal, interest, or other amounts on account thereof, and no property or guarantee of any nature to secure or pay the Subordinated Indebtedness or any part thereof shall be made or given, directly or indirectly by or on behalf of any Debtor (as defined below) or received, accepted, retained, or applied by any Guarantor unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash; except that prior to occurrence of an Event of Default, the Guarantors shall have the right to receive payments on the Subordinated Indebtedness made in the ordinary course of business unless, and except to the extent that, the payment or receipt of such payments is prohibited or otherwise restricted by the Credit Agreement or another Loan Document. During the existence of a Default, no payments of principal or interest may be made or given, directly or indirectly, by or on behalf of any Debtor or received, accepted, retained, or applied by any Guarantor, except for payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, unless and until the Guaranteed Indebtedness shall have been indefeasibly paid in full in cash. If any sums shall be paid to a Guarantor by any Debtor or any other Person on account of the Subordinated Indebtedness when such payment is not permitted hereunder, such sums shall be held in trust by the Guarantors for the benefit of the Agent (for the benefit of the Agent and the Lenders) and shall forthwith be paid to the Agent without affecting the liability of the Guarantors under this Guaranty and may be applied by the Agent against the Guaranteed Indebtedness in accordance with the terms of the Credit Agreement. Upon the request of the Agent, the Guarantors shall execute, deliver, and endorse to the Agent such documentation as the Agent may request to perfect, preserve, and enforce its rights hereunder. For purposes of this Guaranty, the term “Subordinated Indebtedness” means all indebtedness, liabilities, and obligations of the Borrower or any other party obligated at any time to pay any of the Guaranteed Indebtedness (the Borrower and such other obligated parties are referred to herein as the “Debtors”) to such Guarantor, whether such indebtedness, liabilities, and obligations now exist or are hereafter incurred or arise, or are direct, indirect, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such indebtedness, liabilities, or obligations are evidenced by a note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such indebtedness, obligations, or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by such Guarantor.

(b) Each Guarantor agrees that any and all Liens (including, without limitation, any judgment liens), upon any Debtor’s assets securing payment of any Subordinated Indebtedness shall be and remain inferior and subordinate to any and all Liens, if any, upon any Debtor’s assets securing payment of the Guaranteed Indebtedness, or any part thereof, regardless of whether such Liens in favor of any Guarantor, the Agent, or any Lender presently exist or are hereafter created or attached. Without the prior written consent of the Agent, until final repayment in full of all Guaranteed Indebtedness, no Guarantor shall (i) file suit against any Debtor or exercise or enforce any other creditor’s right it may have against any Debtor (provided that a Guarantor may file proofs of claim against the Borrower or any other Debtor in any bankruptcy or insolvency proceeding), or (ii) foreclose, repossess, sequester, or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief, or insolvency proceeding) to enforce any obligations of any Debtor to a Guarantor or any Liens held by a Guarantor on assets of any Debtor.

(c) In the event of any receivership, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceeding involving any Debtor as debtor, the Agent shall have the right to prove and vote any claim under the Subordinated Indebtedness and to receive directly from the receiver, trustee, or other court custodian all dividends, distributions, and payments made in respect of the Subordinated Indebtedness, except payments in Securities subordinated at least to the same extent as the Subordinated Indebtedness, until the Guaranteed Indebtedness has been indefeasibly paid in full in cash. The Agent may apply any such dividends, distributions, and payments against the Guaranteed Indebtedness in accordance with the terms of the Credit Agreement.

12. No amendment or waiver of any provision of this Guaranty or consent to any departure by a Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Agent and the Required Lenders except as otherwise provided in the Credit Agreement. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

13. Any acknowledgment or new promise, whether by payment of principal or interest or otherwise and whether by the Borrower or others (including, without limitation, any guarantor of the Guaranteed Indebtedness), with respect to any of the Guaranteed Indebtedness shall, if the statute of limitations in favor of a Guarantor against the Agent or any Lender shall have commenced to run, toll the running of such statute of limitations and, if the period of such statute of limitations shall have expired, prevent the operation of such statute of limitations.

14. This Guaranty is for the benefit of the Agent (for the benefit of the Agent and the Lenders) and its successors and assigns, and in the event of an assignment of the Guaranteed Indebtedness, or any part thereof, the rights and benefits hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty is binding not only on the Guarantors, but on the Guarantors’ successors and assigns.

15. Each Guarantor recognizes that the Agent and the Lenders are relying upon this Guaranty and the undertakings of such Guarantor hereunder and under the other Loan Documents to which such Guarantor is a party in making extensions of credit to the Borrower under the Credit Agreement and further recognizes that the execution and delivery of this Guaranty and the other Loan Documents to which such Guarantor is a party is a material inducement to the Agent and the Lenders in entering into the Credit Agreement and continuing to extend credit thereunder. Each Guarantor hereby acknowledges that there are no conditions to the full effectiveness of this Guaranty or any other Loan Document to which it is a party.

16. Any notice or demand to a Guarantor under or in connection with this Guaranty or any other Loan Document to which it is a party shall be deemed effective if given to such Guarantor, at the address of the Borrower in accordance with the notice provisions in the Credit Agreement.

17. The Guarantors shall pay on demand all Attorney Costs and all other reasonable costs and expenses incurred by the Agent and the Lenders in connection with the administration, enforcement, or collection of this Guaranty.

18. Each Guarantor hereby waives promptness, diligence, notice of any default under the Guaranteed Indebtedness, demand of payment, notice of acceptance of this Guaranty, presentment, notice of protest, notice of dishonor, notice of the incurring by the Borrower of additional indebtedness, and all other notices and demands with respect to the Guaranteed Indebtedness and this Guaranty.

19. The Credit Agreement, and all of the terms thereof, are incorporated herein by reference the same as if stated verbatim herein, and each Guarantor agrees that the Agent and the Lenders may exercise any and all rights granted to any of them under the Credit Agreement and the other Loan Documents without affecting the validity or enforceability of this Guaranty.

20. Notwithstanding any provision of this Guaranty to the contrary each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

21. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF THE GUARANTORS WITH RESPECT TO THE GUARANTORS’ GUARANTY OF THE GUARANTEED INDEBTEDNESS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY EACH GUARANTOR AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF DEALING AMONG THE GUARANTORS, THE AGENT, AND THE LENDERS, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT, OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS AMONG THE GUARANTORS, THE AGENT, AND THE LENDERS.

22. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA AND THE APPLICABLE LAWS OF THE U.S.

23. At any time after the date of this Guaranty, one or more additional Persons may become Guarantors hereunder by executing and delivering to the Agent a joinder agreement in the form of Exhibit G to the Credit Agreement. Immediately upon such execution and delivery of such joinder agreement (and without any further action), each such additional Person will have all of the rights and obligations of a Guarantor hereunder and this Guaranty shall be deemed amended by such joinder agreement.

24. Each Loan Party that is a Qualified ECP Guarantor at the time a Guaranty by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the applicable Guaranty voidable under the Bankruptcy Code or other applicable debtor relief laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

25. The provisions of Section 15.33 of the Credit Agreement are hereby incorporated into this Guaranty by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Each of the parties hereto has caused this Guaranty to be duly executed and delivered as of the date first above written.

GUARANTORS:

WILLIAMS-SONOMA DIRECT, INC.
WILLIAMS-SONOMA DTC, INC.
WILLIAMS-SONOMA GIFT MANAGEMENT, INC.
WILLIAMS-SONOMA STORES, INC.
REJUVENATION INC.
SUTTER STREET MANUFACTURING, INC.

By:

Name:
Title:

EXHIBIT F

[Form of] Notice of Borrowings, Conversions, Continuations or Prepayments

Date:____________, 20__

Bank of America, N.A., as Agent

Agency Management

555 California Street, 4th Floor

San Francisco, CA 94104

CA5-705-04-09

Attention:         Liliana Claar

Reference is made to that certain 364-Day Credit Agreement, dated as of May 11, 2020 (as the same may be amended, restated or otherwise modified from time to time, the (“Credit Agreement”)), among Williams-Sonoma, Inc. (the “Borrower”), the Lenders party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (the “Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives this Notice of Borrowings, Conversions, Continuations or Prepayments (“Notice”), irrevocably, pursuant to Section 5.3 of the Credit Agreement. The Borrower hereby notifies you of the following (check and/or complete the applicable item):1

(a)	Borrowings.

(i) Pursuant to the Credit Agreement, the Borrower requests a new borrowing under the Credit Agreement in the amount of $___________ on ____________, 20__.

(ii) The borrowing will be a Revolving Loan.

(iii) If the borrowing is a Revolving Loan.

(A)	the borrowing will be of the following Type: [Base Rate] [Libor] Loan.

(B)	if the borrowing will be a Libor Loan, the Interest Period for such Loan will be ____ month(s).

(b)	[Conversion] [Continuation] of Loan.

(i) The Borrower requests a [Conversion] [Continuation] of the Revolving Loan in the amount of $__________ on _________, 20__.

(A)	the Type of Loan to be [Converted] [Continued] will be a [Base Rate] [Libor] Loan.

[1]	The Borrower shall also be required to provide the additional information (if any) required by the Credit Agreement.

(B)	the Revolving Loan resulting from the [Conversion] [Continuation] will be a [Base Rate] [Libor] Loan.

(C)	if the Revolving Loan resulting from the [Conversion] [Continuation] will be a Libor Loan, the Interest Period for such Loan will be ____ month(s).

(c)	Prepayment.

(i)	The Borrower will make a prepayment of the principal of the Loan in the amount of $__________ on _________, 20__.

(ii)	The portion of the Loan to be prepaid will be the Revolving Loan.

(iii)	If the portion of the Loan to be prepaid is the Revolving Loan.

(A)	the portion of the Revolving Loan being prepaid will be of the following Type: [Base Rate] [Libor] Loan.

(B)	if the portion of the Revolving Loan being prepaid is a Libor Loan, it has an Interest Period of ____ month(s) that will end on 20__.

(d)	Termination or Reduction of Commitment(s).

(i)	The Borrower hereby terminates the Aggregate Revolving Commitments effective as of __________, 20__.

(ii)	The Borrower hereby reduces the Aggregate Revolving Commitments from $_________ in aggregate principal amount to $________ in aggregate principal amount effective as of __________, 20__.

The Borrower hereby certifies, represents and warrants to the Agent and the Lenders that all of the conditions precedent to the borrowing, Conversion, Continuation, prepayment and/or termination or reduction of Commitment requested pursuant to this Notice contained in the Loan Documents (including, without limitation, the conditions precedent set forth in Article 8 of the Credit Agreement) have been satisfied in full (without exception or waiver except as may have been agreed to by the Agent and the Lenders in accordance with the Credit Agreement).

IN WITNESS WHEREOF, the undersigned has executed this Notice as of the day and year first above written.

WILLIAMS-SONOMA, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT G

[Form of] Joinder Agreement

This Joinder Agreement (the “Agreement”) dated as of ______________, 20__, is executed by the undersigned (the “Debtor”) for the benefit of BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders party to the hereafter identified Credit Agreement (the “Agent”) and for the benefit of the Lenders in connection with that certain 364-Day Credit Agreement, dated as of May 11, 2020, among WILLIAMS-SONOMA, INC. (the “Borrower”), the Agent, and the Lenders from time to time party thereto (as such agreement may be amended, restated or otherwise modified, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Credit Agreement).

RECITALS:

A. The Debtor is a Subsidiary of the Borrower.

B. Proceeds of the credit extensions under the Credit Agreement will be utilized, in part, to provide working capital to the Debtor for its operations.

C. As consideration for the benefits derived by the Debtor as described in Recital B, the Debtor has agreed to become a party as a “Guarantor” to that certain 364-Day Guaranty Agreement, dated as of May 11, 2020, entered into by each of the Guarantors pursuant to the terms of the Credit Agreement for the benefit of the Agent (the “Guaranty Agreement”). The Debtor now desires to become a “Guarantor” under the Guaranty Agreement as required by the Credit Agreement.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor hereby agrees as follows:

AGREEMENT:

1. The Debtor hereby assumes all the obligations of a “Guarantor” under the Guaranty Agreement and agrees that it is a “Guarantor” and bound as a “Guarantor” under the terms of the Guaranty Agreement as if it had been a signatory thereto. In accordance with the foregoing and for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Debtor irrevocably and unconditionally guarantees to the Agent and the other holders of the Guaranteed Indebtedness (as defined in the Guaranty Agreement) the full and prompt payment and performance of the Guaranteed Indebtedness (as defined in the Guaranty Agreement) upon the terms and conditions set forth in the Guaranty Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Debtor hereby jointly and severally together with the other Guarantors, guarantees to each holder of the Guaranteed Obligations (as defined in the Guaranty Agreement) and the Agent, as provided in the Guaranty Agreement, the prompt payment of the Guaranteed Obligations (as defined in the Guaranty Agreement) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2. This Agreement shall be deemed to be part of, and a modification to, the Guaranty Agreement and shall be governed by all the terms and provisions of the Guaranty Agreement, which terms are incorporated herein by reference, are ratified and confirmed and shall continue in full force and effect as valid and binding agreements of the Debtor enforceable against the Debtor. The Debtor hereby waives notice of the Agent’s or any Lender’s acceptance of this Agreement.

G-1

IN WITNESS WHEREOF, the Debtor has executed this Agreement as of the day and year first written above.

GUARANTOR:

By:

Name:

Title:

G-2